Adevinta Group
Consolidated financial statements
2020

To the board of directors of Adevinta ASA
We have audited the accompanying consolidated financial statements of Adevinta ASA, which comprise the consolidated statement of financial position at December 31, 2020 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion
As discussed in Note 2, the accompanying consolidated financial statements of Adevinta ASA are presented solely to comply with Rule 3-05 of Regulation S-X and do not include comparative financial information as required by IAS 1, Presentation of Financial Statements.
Qualified Opinion
In our opinion, except for the omission of comparative financial information described in the Basis for Qualified Opinion paragraph, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Adevinta ASA and its subsidiaries as of December 31, 2020, and the results of their operations and their cash flows for the year then ended in accordance with IFRS as issued by the IASB and in conformity with IFRS as adopted by the European Union.

/S/ Ernst & Young AS
Oslo, Norway
August 27, 2021

CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2020
Operating revenues	6,7	673.5

Personnel expenses	9	(258.0)
Other operating expenses	8	(233.0)

Gross operating profit (loss)	6	182.5
Depreciation and amortisation	16,17,31	(60.6)
Share of profit (loss) of joint ventures and associates	5	16.2
Impairment loss	15,16	(42.8)
Other income and expenses	11	(39.4)

Operating profit (loss)	6	55.9
Financial income	12	4.7
Financial expenses	12	(99.4)

Profit (loss) before taxes		(38.8)
Taxes	13	(31.0)

Profit (loss)		(69.8)

Profit (loss) attributable to:
Non-controlling interests	27	1.8
Owners of the parent		(71.6)

Earnings per share in €:
Basic	14	(0.10)
Diluted	14	(0.10)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2020
Profit (loss)		(69.8)

Remeasurements of defined benefit liabilities	21	0.0
Income tax relating to remeasurements of defined benefit liabilities	13	(0.0)
Net gain/(loss) on cash flow hedges	25	(144.3)
Change in fair value of financial instruments		(0.3)
Items not to be reclassified subsequently to profit or loss		(144.6)

Exchange differences on translating foreign operations		(101.7)
Net gain/(loss) on cash flow hedges	25	(4.4)
Items to be reclassified subsequently to profit or loss		(106.1)

Other comprehensive income		(250.7)
Comprehensive income		(320.5)

Comprehensive income attributable to:
Non-controlling interests		4.0
Owners of the parent		(324.5)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS OF 31 DECEMBER

		31 December
€ million	Note	2020
Intangible assets	15,16	1,321.8
Property, plant & equipment	17	19.9
Right-of-use assets	31	88.6
Investments in joint ventures and associates	5	369.0
Deferred tax assets	13	1.6
Other non-current assets	18,24	183.2
Non-current assets		1,984.1

Income tax receivable		1.9
Contract assets	7	6.0
Trade receivables and other current assets	18,19,22,24	1,200.4
Cash and cash equivalents	22,24,28	131.0
Current assets		1,339.3

Total assets		3,323.4

Paid-in equity		149.4
Other equity		1,053.1
Equity attributable to owners of the parent		1,202.5
Non-controlling interests	27	19.2
Equity		1,221.7

Deferred tax liabilities	13	58.5
Non-current interest-bearing borrowings	22,23,24,28	1,266.2
Lease liabilities, non-current	22,28,31	81.6
Other non-current liabilities	21	13.3
Non-current liabilities		1,419.6

Current interest-bearing borrowings	22,23,24,28	294.8
Income tax payable		5.4
Lease liabilities, current	22,28,31	18.4
Contract liabilities	7	58.5
Other current liabilities	21,22,24	305.0
Current liabilities		682.1

Total equity and liabilities		3,323.4
The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER

€ million	Note	2020
CASH FLOW FROM OPERATING ACTIVITIES
Profit (loss) before taxes		(38.8)
Depreciation, amortisation and impairment losses	6,15,16,17,31	103.4
Share of loss (profit) of joint ventures and associates	5	(16.2)
Dividends received from joint ventures and associates	28	2.2
Taxes paid		(41.7)
Sales losses (gains) non-current assets and other non-cash losses (gains)		(6.1)
Net loss on derivative instruments at fair value through profit or loss		78.9
Other non-cash items and changes in working capital and provisions (1)		23.0
Net cash flow from operating activities		104.7

CASH FLOW FROM INVESTING ACTIVITIES
Development and purchase of intangible assets and property, plant & equipment		(43.5)
Acquisition of subsidiaries, net of cash acquired	28	(7.4)
Acquisition of debt and equity instruments of joint ventures and associates		(286.9)
Proceeds from sale of intangible assets and property, plant & equipment		-
Proceeds from sale of subsidiaries, net of cash sold	28	30.9
Net sale of (investment in) other shares		(7.5)
Net change in other investments		(2.8)
Net cash flow from investing activities		(317.2)

Net cash flow before financing activities		(212.5)

CASH FLOW FROM FINANCING ACTIVITIES
New interest-bearing loans and borrowings	28	491.3
Repayment of interest-bearing loans and borrowings	28	(205.1)
Change in ownership interests in subsidiaries	4,28	-
Capital increase		-
Net sale (purchase) of treasury shares		(2.0)
IFRS 16 lease payments	28,31	(12.5)
Dividends paid to non-controlling interests	27	-
Net financing from (to) Schibsted ASA		-
Net cash flow from financing activities		271.7

Effects of exchange rate changes on cash and cash equivalents		(0.0)

Net increase (decrease) in cash and cash equivalents		59.2

Cash and cash equivalents as at 1 January	28	71.8

Cash and cash equivalents as at 31 December	28	131.0

(1)Changes in working capital and provisions consist of changes in trade receivables, and other current receivables and liabilities and accruals.
The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Note	Share capital	Other paid-in equity	Hedging reserve	Retained earnings	Foreign currency transl. reserve	Shareholders' equity	Non-controlling interests	Total

Equity as at 1 January 2020		13.8	132.6	-	1,429.7	(51.6)	1,524.4	14.4	1,538.8

Profit (loss) for the period		-	-	-	(73.6)	2.0	(71.6)	1.8	(69.8)
Other comprehensive income		-	-	(148.7)	(0.4)	(103.8)	(252.9)	2.2	(250.7)
Total comprehensive income		-	-	(148.7)	(74.0)	(101.8)	(324.5)	4.0	(320.5)

Capital increase	22,26	-	-	-	-	-	-	0.4	0.4
Share-based payment		-	3.5	-	-	-	3.5	-	3.5
Changes in ownership of subsidiaries that do not result in a loss of control		-	-	-	(0.4)	-	(0.4)	0.4	-
Change in treasury shares		-	(0.5)	-	-	-	(0.5)	-	(0.5)
Total transactions with the owners		-	3.0	-	(0.4)	-	2.6	0.8	3.4
Equity as at 31 December 2020		13.8	135.6	(148.7)	1,355.3	(153.4)	1,202.5	19.2	1,221.7

The accompanying notes form an integral part of these consolidated financial statements.

Adevinta ASA
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
31 December 2020

GENERAL INFORMATION
Note 1	General information
Note 2	Basis for preparing the consolidated financial statements
Note 3	Significant accounting judgments and major sources of estimation uncertainty

GROUP STRUCTURE
Note 4	Changes in the composition of the Group
Note 5	Investments in joint ventures and associates

INFORMATION ON CONSOLIDATED INCOME STATEMENT ITEMS
Note 6	Operating segments
Note 7	Revenue recognition
Note 8	Other operating expenses
Note 9	Personnel expenses and remuneration
Note 10	Share-based payment
Note 11	Other income and expenses
Note 12	Financial items
Note 13	Income taxes
Note 14	Earnings per share

INFORMATION ON CONSOLIDATED STATEMENT OF FINANCIAL POSITION ITEMS
Note 15	Impairment assessments
Note 16	Intangible assets
Note 17	Property, plant & equipment
Note 18	Other non-current and current assets
Note 19	Trade receivables
Note 20	Financial liabilities related to business combinations and increases in ownership interests
Note 21	Other non-current and current liabilities

CAPITAL MANAGEMENT
Note 22	Financial risk management
Note 23	Interest-bearing borrowings
Note 24	Financial instruments by category
Note 25	Derivatives and hedging activities

OTHER INFORMATION
Note 26	Equity
Note 27	Non-controlling interests
Note 28	Supplemental information to the Consolidated statement of cash flows
Note 29	Transactions with related parties
Note 30	Auditor's remuneration
Note 31	Lease agreements
Note 32	Events after the balance sheet date
Note 33	Ownership

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 1: GENERAL INFORMATION

Adevinta ASA is a public limited company and its offices are located in Grensen 5, Oslo in Norway. The shares of Adevinta ASA are listed on the Oslo Stock Exchange. The Adevinta Group (or “the Group” or “Adevinta”) is one of the global leaders in online classifieds, active in many countries around the world. Key markets include France, Spain and Brazil. In addition, business has been carried out in 2020 in Italy, Austria, Ireland, Hungary, Mexico, Chile, Belarus, Colombia, the Dominican Republic, Morocco, Tunisia, UK and Germany. Changes in the composition of the Group during the period are described in note 4 and the business areas are described in segment information in note 6.
The financial position and performance of Adevinta was particularly affected by the following events and transactions during the reporting period:
•The agreement to acquire eBay Classifieds Group announced in July 2020 required incurring acquisition costs (note 11), hedging the forecasted business combination (note 22 and 25) and new financing, through a new senior secured Term Loan B and the issuance of Senior Secured Notes (note 22 and 23).
•The acquisition of Grupo Zap in October 2020 (note 4) required hedging of the forecasted funding commitment (note 22 and 25), issuance of a loan to joint ventures (note 18 and 29) and acquisition of equity instruments of joint ventures (note 4).
•The impairment loss of €42.4 million related to the cash-generating unit marketplace operations in Chile allocated to goodwill (note 15).
•The Covid pandemic (note 32).

The consolidated financial statements including notes for Adevinta ASA for the year 2020 were approved by the Board of Directors on 27 August 2021.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 2: BASIS FOR PREPARING THE CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Adevinta Group for the period 1 January - 31 December 2020 are prepared for the purpose of eBay Inc. presenting Current Report on Form 8-K in relation to Adevinta Group purchasing eBay Classifieds Group from eBay Inc.
Compliance with IFRS
The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union with the exception that comparative information is not included. These financial statements, prepared by management, omit comparative 2019 financial information due to the presentation of Adevinta ASA’s financial statements included in the Current Report on Form 8-K of eBay Inc., only requiring one year to comply with the rules and regulations of the Securities and Exchange Commission’s Rule 3-05 of Regulation S-X.
New and amended standards adopted by the Group
Adevinta has applied the following standards and amendments for the first time for the annual reporting period commencing 1 January 2020:
• Definition of Material – amendments to IAS 1 and IAS 8
These amendments use a consistent definition of materiality throughout International Financial Reporting Standards and the Conceptual Framework for Financial Reporting, clarify when information is material and incorporate some of the guidance in IAS 1 about immaterial information.
• Definition of a Business – amendments to IFRS 3
The amendments help companies determine whether an acquisition made is of a business or a group of assets. The amended definition clarifies that to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that, together, significantly contribute to the ability to create output. Furthermore, it clarifies that a business can exist without including all of the inputs and processes needed to create outputs.
• Interest Rate Benchmark Reform – amendments to IFRS 9, IAS 39 and IFRS 7
The amendments provide companies with temporary relief from certain requirements related to hedge accounting in the period of uncertainty, before the replacement of an existing interest rate benchmark, with an alternative nearly risk-free interest rate (an RFR). For the hedging relationships where the relief is applied, companies are required to disclose additional qualitative and quantitative information. However, the amendments also provide an exemption from these disclosure requirements in IAS 8.28 f with respect to the adjustment amounts in the current and prior period.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

• Revised Conceptual Framework for Financial Reporting
The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts.
The amendments listed above did not have any impact on the amounts recognised in prior periods, have not had a significant impact in the current period nor are expected to significantly affect the future periods.
New standards and interpretations not yet adopted
The Group’s intention is to adopt the relevant new and amended standards and interpretations as adopted by the IASB if they become effective before the consolidated financial statements are issued. The Group has assessed the new standards and interpretations not yet effective and is not expecting any of these having material impact on the consolidated financial statements of the Group.
Basis of preparation
The consolidated financial statements have been prepared based on a historical cost basis, with the exception of:
•financial instruments in the categories “Financial assets and liabilities at fair value through profit or loss or OCI”;
•assets held for sale; and
•plan assets of the defined benefit pension plans.
Assets that no longer justify their value are written down to the recoverable amount, which is the higher of value in use and fair value less selling costs.
An asset or liability is classified as current when it is part of a normal operating cycle, when it is held primarily for trading purposes, when it falls due within 12 months or when it consists of cash or cash equivalents on the date of the Consolidated statement of financial position. Cash and cash equivalents consist of bank deposits and other monetary instruments with a maturity of three months or less. Other items are non-current. A dividend does not become a liability until it has been formally approved by the General Meeting.
Non-current assets as well as groups of non-current assets and liabilities are classified as held for sale if their carrying amount will be recovered through a sale transaction instead of through continued use and a sale is considered highly probable. When these are classified as held for sale they are measured at the lower of their carrying amount or fair value minus sales costs.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

All amounts are in € million unless otherwise stated. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided.
The accounting policies that have been applied as well as significant estimation uncertainties are disclosed in relevant notes to the consolidated financial statements.
Consolidation principles
The consolidated financial statements include the parent Adevinta ASA and all subsidiaries, presented as a single economic entity. All the entities have applied consistent principles. Intercompany transactions, balances and unrealized gains on transactions between group companies have been eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset.
Subsidiaries are all entities controlled, directly or indirectly, by Adevinta ASA. The Group controls an entity when it is exposed to, or has rights to, variable returns from the involvement with the entity and has the ability to affect those returns through power over the entity. Power over an entity exists when the Group has existing rights that give the current ability to direct the activities that significantly affect the entity's returns.
Generally, there is a presumption that a majority of voting rights result in control. The Group considers all relevant facts and circumstances in assessing whether control exists, including contractual arrangements and potential voting rights to the extent that those are substantive.
Subsidiaries are included in the consolidated financial statements from the date Adevinta ASA effectively obtains control of the subsidiary (acquisition date) and until the date Adevinta ASA ceases to control the subsidiary.
Non-controlling interests is the equity in a subsidiary not attributable, directly or indirectly, to Adevinta ASA. Non-controlling interests are presented in the Consolidated statement of financial position within equity, separately from the equity of the owners of the parent, except when put options are granted to holders of non-controlling interests, in which case the related accumulated non-controlling interest is derecognised.
Profit (loss) and comprehensive income attributable to non-controlling interests are disclosed as allocations for the period of profit (loss) and comprehensive income attributable to non-controlling interests and owners of the parent, respectively.
Associates are all entities over which the Group has significant influence but in which it does not have control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting (note 5), after initially being recognised at cost.
Joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Group has joint ventures only. Interests in joint ventures are accounted for using the equity method (note 5), after initially being recognised at cost in the Consolidated statement of financial position.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in euros (€), which is Adevinta ASA's functional and presentation currency.
Foreign currency transactions are translated into the entity's functional currency on initial recognition by using the spot exchange rate at the date of the transaction. At the reporting date, assets and liabilities are translated from foreign currency to the entity’s functional currency by:
- translating monetary items using the exchange rate at the reporting date
- translating non-monetary items that are measured in terms of historical cost in a foreign currency using the exchange rate at the transaction date
- translating non-monetary items that are measured at fair value in a foreign currency using the exchange rate at the date when the fair value was determined
Exchange differences arising on the settlement of, or on translating monetary items not designated as, hedging instruments, are recognised in profit or loss in the period in which they arise. When a gain or loss on a non-monetary item is recognised in other comprehensive income, any exchange component of that gain or loss is also recognised in other comprehensive income. When a gain or loss on a non-monetary item is recognised in profit or loss, any exchange component of that gain or loss is also recognised in profit or loss.
Upon incorporation of a foreign operation into the consolidated financial statements by consolidation or the equity method, the results and financial position are translated from the functional currency of the foreign operation into € (the presentation currency) by using the step-by-step method of consolidation. Assets and liabilities are translated at the closing rate at the reporting date and income and expenses are translated monthly at the average exchange rates for the month and accumulated. Resulting exchange differences are recognised in other comprehensive income until the disposal of the foreign operation.
Exchange rates are quoted from Norges Bank (norges-bank.no), which is Norway’s central bank.
Goodwill and fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of a foreign operation are treated as assets and liabilities of that foreign operation. They are therefore expressed in the functional currency of the foreign operation and translated at the closing rate at the reporting date.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 3: SIGNIFICANT ACCOUNTING JUDGMENTS AND MAJOR SOURCES OF ESTIMATION UNCERTAINTY

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, the accompanying disclosures and the disclosure of contingent liabilities.
Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Management also needs to exercise judgement in applying the Group’s accounting policies. The most important areas where judgments and estimates are having an impact are listed below. Detailed information of these estimates and judgements is included in the relevant notes.
The Covid outbreak is currently affecting the world economy negatively. Management has based its current estimates of future cash flows on the expectation that the businesses will recover from Covid in line with expected recovery projections for 2021 and the discount rates are based on an expected stabilization of volatility, risk premiums and interest rates at levels indicative of the current environment.
Significant estimates and judgements:
• Existence of significant influence over an investee (note 5)
•Recognition of contracted listing fees and premium products according to normal pattern of views (note 7)
•Recognition of deferred tax assets for tax losses carried forward (note 13)
•Calculation of value in use in testing for impairment of goodwill and other intangible assets (note 15)
•Capitalisation of development costs (note 16)
•Fair value of contingent consideration and liabilities related to non-controlling interests’ put options (note 20)
•Calculation of present value of defined benefit pension obligations (note 21)
•Assessment of contingent liabilities (note 21)
•Assessment of forecasted business combination as highly probable (note 25)
•Liabilities measured at fair value (note 24)
•Determination of lease term and estimating the incremental borrowing rate (note 31)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 4: CHANGES IN THE COMPOSITION OF THE GROUP

PRINCIPLE
Business combinations
The acquisition method is used to account for all business combinations that do not involve entities under common control where Adevinta ASA or its subsidiary is the acquirer, meaning the entity that obtains control over another entity or business. When a subsidiary or business is acquired, a purchase price allocation is carried out. Identifiable assets acquired and liabilities and contingent liabilities assumed are, except for limited exceptions, measured at fair value at the acquisition date. Any non-controlling interest in the acquiree is measured, for each individual acquisition, either at fair value or at the proportionate share of the acquiree's identifiable net assets. The residual value in the acquisition is goodwill. Acquisition-related costs are expensed as incurred.
Contingent consideration is recognised as part of the consideration transferred in exchange for the acquiree. Subsequent changes in the fair value of the contingent consideration deemed to be a liability are recognised in profit or loss.
In business combinations that are achieved in stages, the previously held equity interest is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss.

Changes in ownership interests in subsidiaries that do not result in a loss of control
Transactions with non-controlling interests that do not result in a loss of control are recognised in equity. Any change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interest in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognised within equity attributable to owners of Adevinta ASA.
When put options are granted by Adevinta to holders of non-controlling interests, Adevinta determines and allocates profit (loss), other comprehensive income and dividends paid to such non-controlling interests. Accumulated non-controlling interests are derecognised as if the non-controlling interest was acquired at the reporting date and a financial liability reflecting the obligation to acquire the non-controlling interest is recognised. The net amount recognised or derecognised is accounted for as an equity transaction. In the Consolidated statement of changes in equity, such amounts are included in the line item “Changes in ownership of subsidiaries that do not result in a loss of control”.

Non-current assets (or disposal groups) held for sale and discontinued operations
Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. These assets are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits and financial assets which are specifically exempt from this requirement.
An impairment loss is recognised for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell the asset (or disposal group), but not in excess of any cumulative impairment loss previously

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

recognised. A gain or loss not previously recognised by the date of the sale of the non-current asset (or disposal group) is recognised at the date of derecognition.
Non-current assets (including those that are part of a disposal group) are not depreciated or amortised while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognised.
Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the Consolidated statement of financial position. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Consolidated statement of financial position.
A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operation, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the Consolidated income statement.

Loss of control
The assets and liabilities of the subsidiary and the carrying amount of any non-controlling interests are derecognised when Adevinta loses control of a subsidiary. Any consideration received and any investment retained in the former subsidiary is recognised at their fair values. The difference between amounts recognised and derecognised is recognised in profit or loss. Amounts recognised in other comprehensive income related to the subsidiary are reclassified to profit or loss or transferred to equity similarly as if the parent had disposed of the assets and liabilities directly. Amounts reclassified to profit or loss (including accumulated translation differences) are included in gain or loss on loss of control of subsidiary in profit or loss.

BUSINESS COMBINATIONS
Adevinta invested €0.4 million in 2020 to acquire businesses (business combinations). The amount comprises the net cash consideration transferred reduced by cash and cash equivalents of the acquirees. Additionally, Adevinta paid €7.0 million of deferred consideration in 2020 related to the prior year's business combinations.
In January 2020, Adevinta completed the acquisition of Pilgo SAS, which is an online marketplace for hotel rooms.
In February 2020, Adevinta completed the acquisition of Jobisjob SLU, which is a digital company related to the Job Market.
The subsidiaries acquired in 2020 are included in the France (Pilgo) and Spain (Jobisjob) operating segments.
Acquisition-related costs of €32.5 million related to forecasted and closed business combinations are recognised in profit or loss in line item “Other income and expenses” (note 11).
Business combinations that occurred in 2020 are not material for the Group.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Contingent consideration
A contingent consideration as part of the purchase agreement with the previous owners of Locasun SARL was agreed. The additional cash payments were limited to two payments to be made at the end of years 2020 and 2021. Each payment was capped at €2.5 million and was to be calculated on the achievement of certain EBITDA targets for each period.
As at the acquisition date, the fair value of the contingent consideration was estimated to be €4.4 million. No payment was made in 2020. The fair value of the contingent consideration as at 31 December 2020 is €1.0 million, which reflects the latest information available as well as the indicators included in the budget approved for 2021.

DISPOSAL OF SUBSIDIARIES
In November 2020, Adevinta sold its subsidiaries, Avito (Morocco), Tayara (Tunisia) and Fincaraiz (Colombia) to Frontier Digital Ventures (FDV), a company specializing in online marketplaces in emerging markets. All three subsidiaries were disposed of as a group in a single transaction. The business of the disposal group was included in the Group’s Global Markets operating segment. The disposal is aligned to Adevinta’s portfolio optimisation strategy. The disposal group did not represent a separate major line of business, thus did not qualify as discontinued operations. The sale resulted in a gain before tax of €4.3 million recognised in other income and expenses (note 11). Details of the sale were as follows:

€ million
Consideration received or receivable	32.9
Carrying amount of net assets sold	(26.6)
Gain on sale before income tax and reclassification of foreign currency reserve	6.3
Reclassification of foreign currency translation reserve	(2.0)
Gain on sale before income tax	4.3
Income tax expense (capital gain tax)	(5.5)
Gain/(loss) on sale after income tax	(1.2)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The carrying amounts of assets and liabilities as at the date of sale (6 November 2020) were:

€ million
Assets of the disposal group
Intangible assets	25.5
Trade receivables	5.7
Other assets	2.3
Cash and cash equivalents	1.5
Total assets of the disposal group	35.0
Liabilities
Other liabilities	8.4
Total liabilities of the disposal group	8.4
Net assets of the disposal group	26.6

OTHER CHANGES IN THE COMPOSITION OF ADEVINTA

In March 2020, OLX Brazil joint venture agreed to acquire Grupo Zap, a leading online classifieds site for real estate operating in Brazil, for approximately BRL 2.9 billion. In the consolidated financial statements, this investment has been accounted for using the equity method. At signing, Adevinta entered into a deal contingent derivatives to fix Adevinta’s funding commitment in relation to the transaction in € and eliminate the currency risk. On 1 October 2020, the Brazil’s Antitrust Agency (CADE) issued the formal approval for the transaction and the acquisition was closed on 30 October 2020.
On 13 October 2020, Adevinta converted the deal's contingent derivatives into plain vanilla instruments. At settlement, the derivatives were derecognised. The change in the fair value of the derivatives of €(66.9) million was recognised in financial expenses (note 12 and 25) in profit or loss.
The acquisition of Grupo Zap was partially financed through a capital increase in the joint venture in Brazil amounting to €76.7 million (note 5) and a loan to the joint venture amounting to BRL 949.4 million (€143.3 million at the issue date) (notes 18 and 29).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 5: INVESTMENTS IN JOINT VENTURES AND ASSOCIATES

Principle
A joint arrangement is an arrangement where two or more parties have joint control. Joint control is the contractually agreed sharing of control of an arrangement and exists when decisions about the relevant activities require the unanimous consent of the parties sharing control. Investments in joint arrangements are classified as joint ventures if they are structured through separate vehicles and the parties have rights to the net assets of the arrangements.
An associate is an entity over which Adevinta, directly or indirectly through subsidiaries, has significant influence. Significant influence is normally presumed to exist when Adevinta controls 20% or more of the voting power of the investee. Significant influence can also be demonstrated when the Group is entitled to be a Board member, even if ownership interest is below 20%.
Interests in joint ventures and associates are accounted for using the equity method.

Equity method
Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise Adevinta’s share of the post-acquisition profits or losses. Adevinta's share of the investee's profit or loss is recognised in profit or loss and the share of changes in other comprehensive income is recognised in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. Dividends received reduce the carrying amount of the investment.
When Adevinta’s share of losses equals or exceeds its interest in the entity, including any other unsecured long-term receivables, Adevinta does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.
The carrying amount of equity-accounted investments is tested for impairment in accordance with the policy described in note 15 (Impairment assessments).

Significant judgment
The Group is guaranteed one seat on the board of Younited SA and participates in all significant financial and operating decisions. The Group has therefore determined that it has significant influence over this entity, even though it only holds 10.51% of the voting rights.

Changes in ownership
The use of the equity method is discontinued from the date an investment ceases to be a joint venture or an associate. Any retained interest in the entity is remeasured to its fair value, with the changes in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as a financial asset. The difference between the total of the fair value of this retained interest and any proceeds from disposing a partial interest in a joint venture or an associate, and the carrying amount of the investment, is recognised in profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

If Adevinta's ownership interest in a joint venture or an associate is reduced, but joint control or significant influence is retained, a gain or loss from the partial disposal is recognised in profit or loss. The retained interest is not remeasured. Only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

Development in net carrying amount	Joint ventures	Associates	Total
As at 1 January 2020	369.0	11.1	380.0
Additions (note 4)	76.7	-	76.7
Transition from (to) receivables	-	-	-
Share of profit (loss)	1.4	14.8	16.2
Gain	-	1.6	1.6
Dividends received and capital repayments	(2.2)	(0.1)	(2.3)
Translation differences	(103.0)	(0.3)	(103.3)
As at 31 December 2020	341.9	27.1	369.0
Of which presented in Investments in joint ventures and associates	341.9	27.1	369.0
Of which presented in Other current liabilities	-	-	-

For more details on acquisitions and divestments of joint ventures and associates, see note 4.

In 2020 share of profit (loss) of joint ventures and associates includes a gain of €17.4 million in relation to the disposal by 703 Search BV of the investment in Silver Indonesia JVCO BV that has been swapped for cash and a 6% stake in the online marketplace Carousell operating in Asia.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The carrying amount of investments in joint ventures and associates comprises the following investments:

	Country of incorporation	Interest held	Joint ventures	Associates
Silver Brazil JVCO BV	Netherlands	50.00%	334.5	-
willhaben internet service GmbH	Austria	50.00%	7.4	-
Younited SA	France	10.51%	-	11.0
703 Search BV	Netherlands	31.50%	-	15.7
Other			-	0.4
Carrying amount as at 31 December 2020			341.9	27.1

Description of the business of the joint ventures and associates:
Silver Brazil JVCO BV
Operates online classified sites in Brazil (olx.com.br, 50% ownership from July 2017, Anapro.com.br, 50% ownership from August 2019 and suahouse.com, datazap.com.br, fipezap.com.br, zap.com.br, vivareal.com.br, conectaimobi.com.br, geoimóvel.com.br, and infoprop.com.br, 50% ownership from October 2020)

willhaben internet service GmbH	Operates online classified sites in Austria (willhaben.at, car4you.at and autopro24.at)
Younited SA	Operates peer-to-peer lending marketplaces in France, Italy and Spain (younited-credit.com, it.younited-credit.com and es.younited-credit.com)
703 Search BV	Operates as a holding company for the equity investment in Carousell and does not carry out any trading activities.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The following table sets forth summarised financial information for material joint ventures as at 31 December:

	Silver Brazil	willhaben	Total
Interest held as at 31 December 2020	50.00%	50.00%

Income statement and statement of comprehensive income:
Operating revenues	68.5
Depreciation and amortisation	(2.8)
Interest income	0.3
Interest expense	(2.7)
Taxes	(0.7)
Profit (loss)	(2.3)
Profit (loss) attributable to owners of the parent	(2.3)
Total comprehensive income attributable to owners of the parent	(2.3)
Share of profit (loss)	(1.2)	2.6	1.4
Share of other comprehensive income	-	-	-
Share of total comprehensive income	(1.2)	2.6	1.4

Statement of financial position:
Goodwill	411.3
Other non-current assets	105.2
Other current assets	12.1
Cash and cash equivalents	21.0
Non-current financial liabilities (excluding trade and other payables)	(313.9)
Other non-current liabilities	(38.3)
Other current liabilities	(27.8)
Net assets/(liabilities)	169.6
Share of net assets/(liabilities)	84.8
Goodwill	249.7
Carrying amount as at 31 December 2020	334.5	7.4	341.9
The table above shows figures on a 100% basis. Adevinta's share is presented on separate line items.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 6. OPERATING SEGMENTS

Principles
The operating segments correspond to the management structure and the internal reporting to the Group’s chief operating decision maker, defined as the CEO. The operating segments reflect an allocation based on geographical location.
Based on the internal reporting structure, Adevinta has identified France, Spain, Brazil and Global Markets as reportable operating segments.
Adevinta has implemented in 2020 minor changes in the financial reporting structure. In order to fully align Global Markets segment reporting with Management reporting and to create full consistency between the Brazil and Global Markets segments when it comes to the presentation of joint ventures, willhaben revenues and EBITDA are included on a 100% basis for 2020. Certain expenses related to Business Area management of the Global Markets segment have been moved from the HQ/Other segment to Global Markets. Group consolidated figures are unchanged.
•France comprises primarily leboncoin (including Kudoz), MB Diffusion, Avendrealouer, Videdressing, Locasun, PayCar, L’Argus and Pilgo.
•Spain comprises primarily InfoJobs, Coches, Motos, FotoCasa, Habitaclia, Milanuncios and Vibbo.
•Brazil comprises Silver Brazil joint venture (including OLX, Anapro and Grupo Zap) and Infojobs Brazil. In the Consolidated income statement and Consolidated statement of financial position of Adevinta, OLX Brazil is accounted for using the equity method of accounting. The segment figures for Brazil are presented on a 100% basis to reflect how the business and performance is monitored by management. Subsequent adjustments are included in Eliminations to get to the equity method of accounting in the Consolidated income statement and Consolidated statement of financial position.
•Global Markets comprises primarily Subito and Infojobs in Italy; Daft, Done Deal and Adverts in Ireland; Hasznaltauto and Jofogas in Hungary; Fincaraiz in Colombia (sold in Q4 2020); Yapo in Chile; Segundamano in Mexico; Kufar in Belarus; Tayara in Tunisia (sold in Q4 2020); Avito in Morocco (sold in Q4 2020); Corotos in Dominican Republic (sold in Q2 2020); Shpock in Austria, Germany and United Kingdom; and willhaben in Austria. In the Consolidated income statement and Consolidated statement of financial position of Adevinta, willhaben is accounted for using the equity method. The segment figures for willhaben in Global Markets are presented on a 100% basis to reflect how the business and performance is monitored by management. Subsequent adjustments are included in Eliminations to get to the equity method of accounting in the Consolidated income statement and Consolidated statement of financial position.
Other/Headquarters comprises Adevinta’s shareholder and central functions including central product and technology development.
Eliminations comprise reconciling items related to equity method conversion for OLX Brazil and willhaben and intersegment sales. Transactions between operating segments are conducted on normal commercial terms.
In the operating segment information presented, gross operating profit (loss) is used as a measure of operating segment profit (loss). For internal control and monitoring, both gross operating profit (loss) and operating profit (loss) are used as measures of operating segment profit (loss).
See Definitions and Reconciliations section for definition of Investment phase operations.
See also the explanation in note 7 regarding disaggregation of revenues.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Operating revenues and profit (loss) by operating segments

Full year 2020				Global	Other /
€ million	France	Spain	Brazil	Markets	Headquarters	Eliminations	Total
Operating revenues from external customers	392.1	164.7	73.3	145.2	5.4	(107.2)	673.5
Operating revenues from other segments	1.1	-	-	0.6	3.5	(5.2)	-
Operating revenues	393.2	164.7	73.3	145.8	8.9	(112.4)	673.5
Gross operating profit (loss) excl. Investment phase	190.9	52.6	12.9	25.4	(60.6)	(21.9)	199.3
Gross operating profit (loss)	190.9	52.6	12.9	8.6	(60.6)	(21.9)	182.5
Depreciation and amortisation	(23.9)	(11.5)	(4.3)	(10.2)	(16.3)	5.6	(60.6)
Share of profit (loss) of joint ventures and associates	(2.2)	-	0.1	17.0	-	1.3	16.2
Impairment loss	0.0	-	(0.2)	(42.4)	(0.2)	0.0	(42.8)
Other income and expenses	1.5	(0.5)	(9.1)	(1.9)	(38.5)	9.1	(39.4)
Operating profit (loss)	166.3	40.6	(0.6)	(28.9)	(115.6)	(5.9)	55.9

Gross operating profit (loss) ex. Investment phase excludes operations in growth phase with large investments in market positions, immature monetisation rate and where sustainable profitability has not been reached. Investment phase operations contributed operating revenues of €21.3 million and reduced gross operating profit by €16.8 million.
For information regarding “Other income and expenses”, see note 11.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Operating revenues and non-current assets by geographical areas
In presenting geographical information, attribution of operating revenues is based on the location of the companies. There are no significant differences between the attribution of operating revenues based on the location of companies and an attribution based on the location of customers. Operating revenues presented in the table below are revenues from external customers. Non-current assets are attributed based on the geographical location of the assets.

€ million	2020
Operating revenues
France	392.1
Spain	165.2
Other Europe	96.0
Other countries	20.2
Total	673.5

Non-current assets
France	726.4
Spain	518.9
Other Europe	187.7
Other countries	375.7
Total	1,808.7

The non-current assets comprise assets, excluding deferred tax assets and financial instruments, expected to be recovered more than twelve months after the reporting period. Other countries consist primarily of Adevinta's businesses in Latin America.

NOTE 7: REVENUE RECOGNITION

Principles
Adevinta recognises revenue to depict the transfer of promised goods or services to customers that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
Revenue is measured at the transaction price agreed under the contract. The non-cash consideration is measured at the fair value of the goods or services received. If the fair value cannot be reasonably estimated, the non-cash consideration is measured indirectly by reference to the stand-alone selling price of the services provided.
Adevinta has applied the following principles for the timing of revenue recognition for the different categories of products and services:

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Advertising
Advertising revenues are from sales of advertisement space on online sites. Advertising revenues are recognised as the ads are displayed.
Classifieds
Listing fees in contracts entitling the customer to have an ad displayed for a defined maximum period of time are recognised over that period, reflecting the normal pattern of views of such ads. Revenue from premium products that are active for a defined maximum period is recognised over that period. Revenue from other premium products benefiting the customer in a pattern similar to that of a listing fee is recognised over the applicable period similar to listing fees.
Contract costs
Management expects that incremental commission fees paid to intermediaries as a result of obtaining customer contracts are recoverable. The Group has therefore applied the principle to capitalise contract costs. Capitalised commission fees are amortised over the period during which related revenues are recognised.
Estimation uncertainty
For classified revenues from certain listing fees and premium products recognised over time, judgement is required in determining the normal pattern of views for ads displayed for a defined maximum period of time. The management believes that, based on past experience, a declining rate is the most appropriate reflection of the normal pattern of views, meaning that ads are viewed more frequently in the beginning of the display period than towards the end of the maximum period. Relevant contracts applying this recognition principle normally have a duration of between 30 and 60 days.
Revenue from contracts with customers

2020
Revenue from contracts with customers	670.4
Other revenues	3.1
Operating revenues	673.5

Contracts with customers typically have a contract period of one year or less and do not contain significant variable consideration.
Revenue is measured at the transaction price agreed under the contract. No element of financing is deemed present as the sales are mainly made with a credit term of 30 to 40 days, which is consistent with market practice. While deferred payment terms exceeding normal credit terms may be agreed in rare circumstances, the deferral never exceeds12 months.
Adevinta has no significant obligations for refunds, warranties or other similar obligations.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Disaggregation of revenues
In the following table, revenue is disaggregated by category.

2020	France	Spain	Brazil	Global Markets	Other/HQ	Total
Advertising revenues	65.6	21.1	0.6	30.3	-	117.6
Classified revenues	322.8	143.6	4.2	75.4	0.2	546.2
Other revenues	3.5	-	-	0.2	2.9	6.6
Revenues from contracts with customers	391.9	164.7	4.8	105.9	3.1	670.4
Revenues from lease contracts, government grants and others	0.2	-	-	0.5	2.4	3.1
Operating revenues from external customers	392.1	164.7	4.8	106.4	5.5	673.5

Brazil revenues include revenue of the Brazilian subsidiary only and does not include revenue of Silver Brazil joint venture accounted for using the equity method. Global Markets do not include revenue of willhaben accounted for using the equity method. This is in contrast with the analysis presented in note 6 that includes 100% revenue of Silver Brazil joint venture and of willhaben joint venture for the purposes of Operating Segments disclosure.

Contract assets and liabilities
The contract assets primarily relate to Adevinta’s rights to consideration for advertisements delivered but not billed at the reporting date. The contract assets are transferred to receivables when the rights to receive consideration become unconditional. No significant credit losses are expected on contract assets.
The contract liabilities relate to payments received in advance of performance under advertising and classified contracts. Contract liabilities are recognised as revenue when Adevinta performs under the contract.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The following table provides information about receivables and significant changes in contract assets and contract liabilities from contracts with customers.

	Receivables from contracts with customers	Contract assets	Contract liabilities
Balance as at 1 January 2020	94.6	7.5	56.8
Net of cash received and revenues recognised during the period	(6.0)	6.8	3.0
Transfer from contract assets recognised at the beginning of the period to receivables	7.4	(7.4)	-
Business combination	0.1	-	0.1
Disposals through sales of businesses	(2.9)	(0.8)	(0.5)
Impairment losses recognised	(7.3)	-	-
Currency translation	(1.1)	(0.1)	(0.9)
Balance as at 31 December 2020	84.8	6.0	58.5

All contracts have duration of one year or less, hence contract liability at the beginning of the period is recognised as revenue during the period. Remaining performance obligations at the reporting date have original expected durations of one year or less. The Group applies the practical expedient and does not disclose information about remaining performance obligations that have an original expected duration of one year or less.
Contract costs
No significant incremental commission fees were capitalised and no impairment loss related to capitalised contract costs was recognised.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 8: OTHER OPERATING EXPENSES

2020
Commissions	13.6
Rent, maintenance, office expenses and energy	11.3
Marketing spend	79.8
Professional fees	41.1
Travelling expenses	3.2
IT expenses	55.2
Other expenses	28.8
Total	233.0

NOTE 9: PERSONNEL EXPENSES AND REMUNERATION

2020
Salaries and wages	204.6
Social security costs	60.4
Net defined benefit expense	2.2
Share-based payment	7.5
Other personnel expenses(1)	(16.7)
Total	258.0

Average number of full-time equivalents	4,202

(1) Other personnel expenses are deducted with the amount of capitalised salaries, wages and social security.

The Board of Directors’ Statement of Executive Compensation
Pursuant to section 6-16a of the Public Limited Liability Companies Act (the “Act”), the Board of Directors must draw up a special statement of guidelines for the pay and other remuneration of senior executives. According to section 5-6 (3) of the Act, the Annual General Meeting shall hold an advisory vote on the Board of Directors’ guidelines for the remuneration of the executive management employees for the coming financial year (section 1 below), and a binding vote on guidelines concerning share-related incentive programmes (section 2 below).
The Board of Directors has appointed a dedicated Remuneration Committee in order to ensure thorough consideration of matters relating to the remuneration of the CEO and other members of the Adevinta Executive Team. In addition, the Committee advises the Board of Directors and CEO on the philosophy, principles and strategy for the compensation of senior executives at Adevinta.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

1. Guidelines for determination of salary and other remuneration for the financial year 2021
The Board of Directors and its Remuneration Committee seek to ensure that the remuneration packages of the employees in its remit are appropriate, well balanced, and competitive in order to attract, retain and motivate key talent which is crucial to the business.
A competitive base salary forms the basis of the remuneration package (along with benefits and pension, where applicable). Individuals may also participate in short-term and long-term incentive schemes for which payments are subject to performance, aligning and motivating participants to drive business performance and value creation for shareholders. The remuneration of executives is regularly assessed taking into account market positioning, the scope and responsibilities of the role and performance in the role.
The Remuneration Committee has adopted the following principles when approaching executive remuneration:
Performance Driven
Incentive arrangements will be designed to drive both individual and organisational long-term sustainable performance, ensuring that the interests of executives are closely aligned with those of shareholders.
Highly Competitive
Reward levels will be highly competitive on a total remuneration basis in order to attract and retain top talent in a diverse global marketplace.
Fair and Equitable
Remuneration structures will be compliant with the listing location of Adevinta and its shareholder base, but will be sensitive to talent environment(s) in a diverse global marketplace. A consistent approach will be taken to remuneration internationally to ensure fair and equitable reward decisions across Adevinta, albeit that local custom and practice will be considered to ensure that reward practice remains relevant in each country.
Simple and Measurable
Reward structures and policies will be simple to administer, understand and will be easily measured. Where reward structures vary across geographies, policies and processes will be aligned where possible and will be compliant with local jurisdictions.
Flexible
The Remuneration Policy will be tailored to the requirements of Adevinta and will be flexible to support the evolving business.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The table below summarises the elements of remuneration applicable to executives.

Element and purpose	Operation	Maximum opportunity
Base Salary
Foundation of remuneration package that reflects the individual’s role, responsibilities and performance.
A competitive base salary allows us to attract, retain and motivate high-calibre executives with the skills to achieve our key aims while managing costs.

Base salaries are typically reviewed annually and set in January of each year, although the Remuneration Committee may undertake an out-of-cycle review if it determines this to be appropriate.
When reviewing base salaries, the Remuneration Committee typically takes the following into account:
•the level of skill, experience and scope of responsibilities, individual and business performance, economic climate and market conditions;
•the upper quartile market pay in the context of companies of a similar size and complexity to Adevinta; and
•general base salary movements across the Group.
When determining salary increases, the Remuneration Committee will consider the factors outlined in this table under ‘Operation’.
Pension To remain competitive and to encourage retirement planning.
The Adevinta Executive Team may be eligible to participate in a defined benefit or defined contribution pension scheme or alternatively may receive cash in lieu of pension.
Contributions to defined contribution schemes or cash in lieu of pension are linked to base salary only.

The CEO continues to participate in the Schibsted defined benefit pension plan which entitles him to a disability pension, early retirement pension from the age of 62 and thereafter a lifelong retirement pension. In addition, the CEO participates in a defined contribution pension plan.
The CEO of Spain receives a cash payment equal to 8% of his salary in lieu of pension.
The CEO of France participates in a defined benefit pension plan.
The SVP People & Communications participates in a defined contribution scheme with employer contributions equal to 6% of salary.
Other members of the Adevinta Executive Team do not currently receive pension contributions (other than any applicable State pension contributions in the applicable country). Any future pension arrangements will be viewed in connection with the overall salary and employment conditions, and will be aligned with market practice in the relevant country. Local rules governing pension entitlement, social security entitlement and taxation are taken into account when designing individual pension plans.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Annual Variable Incentive
The Adevinta Executive Team participates in the Annual Variable Incentive (AVI). This is a cash-based plan, based on performance over a one year period.
Payouts are based on the achievement of financial, strategic and operational objectives, which are set by the Remuneration Committee and Board of Directors at the start of the financial year.
In addition, special incentive plans can be agreed with the Executive team members.
The maximum AVI opportunity for the Adevinta Executive Team are as follows: •CEO: 50% of salary •Between 40% to 50% for other members of the Adevinta Executive Team.

Severance pay
The CEO is entitled to a severance payment equal to 18 months' base salary in addition to the 6 months’ notice period. The other members of the Adevinta Executive Team are entitled to a six-month notice period. Some members of the Adevinta Executive Team are also entitled to severance payments equal to six-months salary, as set out in the table below, in addition to legal requirements.

	Position	Notice period (months)	Severance pay entitlement (month’s salary)
Rolv Erik Ryssdal	Chief Executive Officer	6	18
Uvashni Raman	Chief Financial Officer	6	-
Gianpaolo Santorsola	Chief Executive Officer (Spain)	6	-
Antoine Jouteau	Chief Executive Officer (France)	6	6
Ovidiu Solomonov	SVP (Global Markets)	6	6
Renaud Bruyeron	SVP (Product & Technology)	6	-
Nicki Dexter	SVP (People & Communications)	6	6

2. Guidelines for share based programmes for the financial year 2021*
2.1. Performance Share Plan
The Performance Share Plan (PSP) is proposed to continue during 2021 subject to shareholder approval at the 2021 Annual General Meeting.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The table below outlines the operation of the plan for 2021.

Element and purpose	Operation	Maximum opportunity
Performance Share Plan To aid retention and align the interests of participants with those of shareholders to motivate and incentivise delivering sustained business performance over the long term.
The PSP is an annual 3-year rolling plan, delivered in Adevinta ASA shares. For the Adevinta executive management team the vesting period is 5 years.
For 2021, the aim is to offer this to the CEO, the members of Adevinta’s Executive Team and other senior managers.
The number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (relative Total Shareholder Return (TSR)). The payout mechanism related to the PSP is as follows:
•Below median performance - 0% of the award vests
•Median performance - 25% of the award vests
•Between median and upper quartile performance - straight line vesting between 25% and 100% of the award
•Upper quartile performance - 100% of the award vests
The peer group used is the companies in the STOXX Europe 600 Index with a market capitalisation of half to double that of Adevinta ASA 30 days prior to the end of the calendar year. This currently includes over 300 companies across a variety of sectors.

Under the PSP, participants will be granted an Award equivalent to a percentage of their base salary at the time of granting as follows:
•CEO - 300% of base salary
•Other Adevinta Executive Team - 175% to 300% of base salary
•Senior employees - 75% to 175% of base salary
For the Adevinta Executive Team (including the CEO), vesting of awards is on a phased basis as follows:
•50% of the award vests after 3 years
•25% of the award vests after 4 years
•25% of the award vests after 5 years

* 2021 share-based plans have not been communicated yet, and timing and content are dependent on the completion of the eBay Classifieds Group acquisition

The PSP is governed by a set of Plan rules, approved by the Board, which ensure fair and consistent governance of the Plan. The rules include change of control and “good leaver”/”bad leaver” provisions.

The PSP also includes malus and clawback provisions which permit Adevinta ASA to cancel unvested shares and/or to require already transferred shares to be delivered back to the Company in the following circumstances:
•discovery of a material misstatement resulting in an adjustment in the audited consolidated accounts or the audited accounts of any Group Member; and/or
•action or conduct of participant which, in the reasonable opinion of the Board of Directors, amounts to employee misbehaviour, fraud or gross misconduct.
Agreements entered into with employees under previous plans (including those which transferred to Adevinta ASA as part of the demerger process) will continue together with some modifications made in 2019 as explained in note 10 (Share-based payment).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

2.2 Mandatory shareholding requirements
The Adevinta Executive Team are subject to the following shareholding requirements:
•CEO: 300% of base salary (within 5 years of 10 April 2019)
•Other Adevinta Executive Team: 200% of base salary (within 5 years of 10 April 2019)

2.3 Adevinta Share Purchase Plan for all Group employees
In order to motivate and retain employees, all Group employees are invited annually to save up to 5% of their annual base salary, subject to a maximum of €7,500, through payroll deductions in order to purchase shares of Adevinta ASA.
The share purchase is made on market terms four times a year. Employees who continue to hold their shares for two years after purchase (the “Holding Period”) and who are still employed by the Group at the end of the Holding Period, are entitled to receive one free bonus share from Adevinta for every one share purchased and held during the Holding Period.

3. Agreements entered into or amended in 2020 and their impact on the company and the shareholders
In 2020, Adevinta entered into agreements with selected executives regarding participation in the share-based long-term incentive plan (the PSP). For further details see note 10. The Board of Directors believes that share-based remuneration promotes value creation in the Group and that the impact these agreements have on the company and shareholders is positive.

4. Remuneration for the financial year ending 31 December 2020
The implementation of executive remuneration principles during 2020 have overall been in line with the described principles in the Statement of Executive Compensation for 2020, previously approved by Adevinta’s Annual General Meeting. As mentioned in the Statement of Executive Compensation for 2020, during 2020 Adevinta Executive Team (and other senior employees) were, in addition to the PSP programmes, participants in the following incentive schemes:
•The Senior Executive Plan (SEP) and Key Contributor Plan (KCP) both established in 2015; and
•The Schibsted Long Term Incentive (LTI) plan which was established in 2018.
Existing awards under these schemes held by participants who transferred to Adevinta as part of the demerger were settled in connection with the demerger so as to align their incentives with Adevinta as follows:
•Awards under the KCP settled in two equal cash tranches on or about the following dates:
◦10 April 2019; and
◦10 April 2020.
Participants must remain employed at the time of the payment to be eligible to receive it.
•Awards under the SEP vest according to the existing schedule, with vesting dates in December 2019, 2020 and 2021. Settlement will be made in cash. Participants must remain employed at the time of the payment to be eligible to receive it.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

•Performance under the 2018 Schibsted LTI plan was measured at the demerger date and was determined to be at the maximum level. Awards under the 2018 Schibsted LTI were divided into two parts:
◦Pro rata LTI: The maximum opportunity was pro-rated for time from the start of the performance period (1 January 2018) to the demerger date and converted to a number of Adevinta ASA shares. These shares vested on 10 April 2020, subject to continued employment.
◦Transition Award: To compensate for awards which would otherwise be forefeited as a result of the demerger, a Transition Award was granted in Adevinta ASA shares equal in value to the sum of:
▪The part of the original LTI value not included in the Pro rata LTI (i.e. the portion in respect of the period from the demerger date to the end of the original performance period); and
▪An additional value reflecting a 3 month period in which the Adevinta employees were not eligible to participate in the subsequent 2019 Schibsted LTI plan.
These shares will vest on 10 April 2021, subject to continued employment.
•Matching awards granted under the Schibsted Employee Share Saving Plan were crystallised and valued at the demerger. Settlement will be made in cash, subject to continued employment at the time of the payment, in six monthly installments. The first installment paid in June 2019 related to matching awards for shares purchased under the ESSP in March and June 2017. The second installment in December 2019 related to matching awards for shares purchased under the ESSP in September and December 2017, and so on. The final payment has been made in December 2020.

Details of salary, variable pay and other benefits provided to Group management in 2020 (in € 1,000):

Members of Group management (1)	Salary including holiday pay	Variable pay	Shared-based payment (earned 2020) (2,3)	Other benefit (4)	Total remuneration	Accrued pension expenses
Rolv Erik Ryssdal	438	93	731	23	1,285	297
Uvashni Raman	357	289	327	3	976	-
Nicki Dexter	227	45	177	1	450	11
Gianpaolo Santorsola	332	72	501	69	974	-
Antoine Jouteau	335	138	456	39	968	8
Ovidiu Solomonov	237	46	303	28	614	-
Renaud Bruyeron	240	48	172	87	547	-

(1) Some of the members receive salary in other currencies than €. Average annual exchange rates are used to translate the numbers in the table above in €.
(2) Cost details and valuation of share-based payment are disclosed in note 10.
(3) Shared-based payment is the accrued amounts related to 2020 (the amounts do not necessarily reflect actual shares transferred or cash payments) for the Schibsted legacy programmes and Adevinta programmes. For further details see note 10.

(4) Gianpaolo Santorsola receives a cash payment equal to 8% of his salary in lieu of pension.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The development in number of shares not-vested in share-based payment programmes for the Group management in 2020 is as follows:

	Shares not-vested 1 January 2020(1)	Shares granted (2)	Adjustment shares granted	Shares vested	Shares not-vested 31 December 2020
Rolv Erik Ryssdal	268,045	128,028	-	(41,526)	354,547
Uvashni Raman	118,059	98,188	-	-	216,247
Nicki Dexter	67,034	39,230	-	(9,794)	96,470
Gianpaolo Santorsola	212,335	91,175	-	(60,082)	243,428
Antoine Jouteau	177,698	91,175	-	(25,984)	242,889
Ovidiu Solomonov	115,082	67,329	-	(12,463)	169,948
Renaud Bruyeron	63,934	38,505	-	(10,682)	91,757
(1)The Schibsted legacy programmes are excluded from the table.
(2)Shares granted relate to the Adevinta PSP of 2020.

Remuneration (1) to the Board of Directors in 2020 (in € 1,000):

	Board remuneration	Remuneration Committee	Audit Committee	Nomination Committee	Total remuneration
Members of the Board and Committees:
Orla Noonan, Chairman of the Board and the Remuneration Committee	109	11	-	-	120
Kristin Skogen Lund, Member of the Board and the Remuneration Committee (2)	-	-	-	-	-
Peter Brooks - Johnson, Member of the Board and the Audit Committee	56	-	11	-	67
Terje Seijeseth, Member of the Board and the Audit Committee	47	-	11	-	58
Sophie Javary, Member of the Board and the Remuneration Committee	56	8	-	-	64
Fernando Abril - Martorell Hernández, Member of the Board and Chairman of the Audit Committee	56	-	17	-	73
Trond Berger, Member of the Nomination Committee and Committee Chair	-	-	-	13	13
Mette Krogsrud, Member of the Nomination Committee (3)	-	-	-	-	-
Total	324	19	39	13	395

(1) The 2020 remuneration refers to agreed remuneration for 2020 that is due to be paid in 2021.
(2) Kristin Skogen Lund is not entitled to remuneration as she holds the position of CEO in Schibsted.
(3) Mette Krogsrud is not entitled to remuneration as she holds the position of EVP/ Chief People & Corporate Affairs Officer in Schibsted.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 10: SHARE-BASED PAYMENT

Principle
In equity-settled share-based payment transactions with employees, the employee services and the corresponding equity increase are measured by reference to the fair value of the equity instruments granted. The fair value of the equity instruments is measured at grant date and is recognised as personnel expenses and equity increase immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period.
At each reporting date the entities remeasure the estimated number of equity instruments that are expected to vest taking into account the estimated forfeiture rate. The amount recognised as an expense is adjusted to reflect the number of equity instruments which are expected to be, or actually become, vested.
In cash-settled share-based payment transactions with employees, the employee services and the incurred liability are measured at the fair value of the liability. The employee services and the liability are recognised immediately or over the vesting period when performance vesting conditions require an employee to serve over a specified time period. Until the liability is settled, the fair value of the liability is revised at each reporting date and at settlement date, with changes in fair value recognised in profit or loss.
Long-term incentive plans
Some members of management and other key employees in Adevinta have historically been included in Schibsted’s share‑based payment scheme. The schemes in question are the Senior Executive Plan and the Key Contributor Plan, both established in 2015, and the Long‑term Incentive Plan (LTI), which was established in 2018. These programmes were modified during 2019 (see below). The senior employees of Adevinta including the Adevinta executive management team were granted in June 2019 (with effect from 10 April 2019) a so‑called Transition Award and the Adevinta Performance Share Plan (PSP). In addition, some members of the Adevinta executive management team have individual share‑based programmes. In January 2020, the Adevinta PSP for 2020 was granted to senior employees of Adevinta.
All amounts presented below related to long-term incentives are in connection with these schemes and with local programmes in Distilled Sch Ltd.

2020
Share-based cost (included in personnel expenses) (note 9)	7.5
Of which is equity-settled	6.7
Of which is cash-settled	0.8

In 2020, the LTI and the Transition Award programmes affected the equity-settled share-based cost by €1.6 million, the 2019 PSP programme affected the equity-settled share-based cost by €2.8 million and the 2020 PSP programme affected the equity-settled share-based cost by €1.3 million. In addition, in 2020, the Adevinta employee Share Savings Plan affected the equity-settled share-based cost by €0.8 million.

2020
Liabilities arising from share-based payment transactions	1.4

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Settlement of rights under the Schibsted schemes (Key Contributor Plan (”KCP”), Senior Executive Plan (”SEP”), Long-term incentive plan 2018 (”LTI”) and Employee Share-Saving Program (“ESSP”) and grant of Adevinta Transition Award
During Q2 2019 there were certain modifications to the settlement of rights under the Schibsted schemes. In addition, Adevinta ASA’s Board decided that awards accruing to Adevinta employees from the Schibsted employee share-saving programme ("ESSP") will be settled in cash. Existing performance awards in the LTI programme were pro-rated and measured just prior to the demerger date and resulted in a maximum pay-out to employees amounting to €1.6 million. This was settled in the form of a fixed number of Adevinta ASA shares just after the first anniversary of the IPO subject to the relevant employee remaining in continuous employment with Adevinta up until this date. Existing awards in the KCP programme have been settled in cash during 2020 with a pay-out of €0.3 million. Existing awards in the SEP programme have been partly settled in cash during 2020 with a pay-out of €0.2 million and an expected pay-out of €0.3 million in 2021.
In June 2019 (with effect from 10 April 2019) the Company granted to some senior employees a so-called Transition award. The award will be paid out in Adevinta ASA shares just after the second anniversary of the IPO on the condition the relevant employee remains in continuous employment with Adevinta up until that date. This award contains two elements. The first element mainly comprises a fixed number of shares corresponding to the maximum pay-out related to the existing LTI awards that would have vested after the IPO date and the Adevinta ASA share price during the first 30 days after the IPO. The total grant value of this element is €3.1 million. The second element is an amount corresponding to three months of the Adevinta Performance Share Plan (or PSP) (see below for more information about PSP) at 62.5-percentile pay-out. The total grant value of this element is €0.5 million. The accounting effects of the modifications of the Schibsted Schemes and the grant of the Transition award are included in this annual report in accordance with IFRS 2 based on a total incremental value of €1.6 million and an estimated fair value of new grants of €1.4 million, both of which will be expensed over the remaining vesting period in addition to the original grant value of the Schibsted schemes.

The Adevinta Performance Share Plan (“PSP”)
In June 2019 (with effect from 10 April 2019) and in May 2020 (with effect from 1 January 2020), the PSP was granted to senior employees of Adevinta including the Adevinta executive management team. Under the PSP, the employees will be granted awards of Adevinta ASA shares on an annual basis. These shares will be subject to a three‑year vesting period (for the Adevinta executive management team the vesting is subject to an additional holding and employment period meaning that 50% of their awards vests after three years, 25% of their awards vests after four years and the remaining 25% of their awards vests after 5 years), at the end of which they will be transferred to the employee. Under the PSP, the employee will be granted an award over Adevinta ASA shares based on their prescribed maximum opportunity under the plan (for the Adevinta executive management team the maximum amount is in the range of 175% and 300% of his/her base salary). The number of shares the employee receives will depend on the Adevinta ASA share price performance against a peer group (relative Total Shareholder Return (TSR)) over a three‑year performance period. The payout mechanism related to the PSP is as follows:

•For minimum payout, Adevinta ASA shares must perform better than 50% of Adevinta ASA’s peers (“median” relative TSR). If this is achieved, 25% of the shares granted to the employees under the PSP award will be transferred to the employee after the performance period. Total payout will in this case be €2.9 million for shares granted in 2020 based on the total initial grant.
•For maximum payout, Adevinta ASA shares must perform better than 75% of Adevinta ASA’s peers (“upper quartile” relative TSR). If this is achieved, 100% of the shares granted to the employee under the PSP award will “vest” and be transferred to the employee. Total payout will in this case be €11.6 million for shares granted in 2020 based on the total initial grant.
•The payout is linear between the minimum and maximum payout.

The fair value of shares granted has been estimated at the date of grant using a Monte‑Carlo simulation model, taking into account the terms and conditions on which the share options have been granted. The model simulates the TSR and compares it against a group of peers. It takes into account the projection period, the share price (Adevinta ASA share price) at grant date, the risk free interest rate, the dividend yield, the share price volatility of both Adevinta ASA and the peer group, future expected correlation of comparators’ TSR and initial TSR performance. The fair value of the shares granted in 2020 measured at grant date was of 43.20 NOK.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The peer group regarding the PSP is the group of companies in the STOXX Europe 600 Index (Europe’s 600 largest listed companies that are between half and twice the size of Adevinta ASA, as measured by market capitalisation at date of grant). The accounting effects of the PSP are included in this annual report in accordance with IFRS 2. The total fair value of the PSP granted in 2020 is estimated to be €4.3 million, which will be expensed over the vesting period. In 2020, the effect of the PSP granted in 2019 is a personnel cost of €3.2 million and a corresponding increase in equity of €2.8 million and in current liabilities of €0.4 million as per 31 December 2020. In 2020, the effect of the PSP granted in 2020 is a personnel cost of €1.5 million and a corresponding increase in equity of €1.3 million and in current liabilities of €0.2 million as per 31 December 2020.

Number of Adevinta shares in the LTI, Transition Award and PSP programmes:	2020
Number of shares granted, not-vested at 1 January	2,145,656
Number of shares granted(1)	1,144,176
Number of shares forfeited	(191,746)
Number of shares vested during the period	(264,716)
Number of shares converted into cash	(17,744)
Number of shares not-vested at 31 December	2,815,626
Average share price at vesting date (NOK per share)	110.6
Weighted average fair value at grant date (NOK per share)	58.2

(1)Shares granted in 2019 included Schibsted legacy programmes converted into Adevinta programmes.

The table above includes the development in shares for the programmes that have been granted in Adevinta ASA shares during 2020: the Long-term incentive plan 2018 (”LTI”), the Adevinta Transition Award, the PSP granted in 2019 and the PSP granted in 2020. It does not include the KCP and the SEP programmes as they will be settled in cash according to the value of the outstanding Schibsted shares held by the participants as of the date of modification of these schemes.

The Adevinta Share Purchase Plan (“ASPP”)
As from 14 May 2019 Adevinta employees can participate in the Adevinta Share Purchase Plan (ASPP). As a participant of the ASPP, Adevinta employees have the opportunity to purchase Adevinta ASA shares through contributions from their salary (“Purchased Shares”) and receive a Company matching award of free shares in proportion to their Purchased Shares (“Matching Share Award”), subject to the employee remaining an Adevinta employee and not selling the Purchased Shares for a period of two years. The maximum contribution an employee may make each year will be €7,500 or an amount equal to 5% of their gross salary (if lower). For the enrolment in the ASPP until mid-September 2019 the employees’ Matching Share Award comprised two shares for every Purchased Share. Thereafter, the Matching Share Award will comprise one share for every Purchased Share. The accounting effects of the ASSP have been assessed in accordance with IFRS 2 and have been included in this annual report. In 2020, the effect of the ASPP is a personnel cost of €0.8 million and a corresponding increase in equity of €0.8 million.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 11: OTHER INCOME AND EXPENSES

Principle
Income and expenses of a special nature are presented on a separate line within operating profit (loss). Such items are characterised by being transactions and events not considered to be part of activities in the normal course of business and not being reliable indicators of underlying operations. Other income and expenses include items such as restructuring costs, acquisition-related costs, gains or losses on sale or remeasurement of assets, investments or operations and other expenses. Acquisition-related costs may include both costs related to acquisitions done and transactions that were not completed.

€ million	2020
Gain (loss) on sale and remeasurement of subsidiaries, joint ventures and associates	6.6
Gain (loss) on amendment of pension plans	0.0
Other	0.5
Other income or gain	7.1
Restructuring costs	(2.4)
IPO-related costs	(3.1)
Acquisition-related costs (note 4)	(32.5)
Integration-related costs	(6.1)
Gain from remeasurement of previously held equity interests in business combinations achieved in stages	-
Gain (loss) on sale of intangible assets, property, plant & equipment and investment property	(0.7)
Other	(1.7)
Other expenses or loss	(46.5)
Total	(39.4)

Acquisition-related costs of €32.5 million and integration-related costs of €6.1 million mainly relate to the upcoming acquisition of eBay Classifieds Group.
Restructuring costs of €2.4 million in 2020 consist primarily of costs from restructuring processes in Other/Headquarters, Spain and Global Markets IPO-related costs of €3.1 million mainly relate to the establishment of Adevinta’s own corporate functions following the spin-off from Schibsted in 2019.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 12: FINANCIAL ITEMS

Financial income and expenses consist of:
2020
Interest income	1.2
Net foreign exchange gain	-
Other financial income	3.5
Total financial income	4.7

Interest expenses	(10.4)
Net foreign exchange loss	(84.5)
Impairment loss financial assets available for sale	-
Loss on sale of financial assets available for sale	-
Other financial expenses	(4.5)
Total financial expenses	(99.4)

Net financial items	(94.7)

Interest expenses consist of:
2020
Interest on Senior Security Notes (note 23)	4.6
Interest on lease liabilities (note 31)	2.2
Interest on put options (note 20 and 24)	0.1
Interest expense on other borrowings measured at amortised cost	3.5
Total interest expenses	(10.4)

In 2020, net foreign exchange gain (loss) resulted mainly from a €78.9 million loss with respect to the derivatives entered into in relation to the Grupo Zap acquisition (€66.9 million) and the expected acquisition of the eBay Classifieds Group (€12.0 million), the loss of €9.4 million in relation to loan denominated in euro granted by Adevinta Netherlands NV to Infojobs Brasil Atividades de Internet Ltda and a gain of €5.6 million in relation to the loan denominated in Brazilian real granted by Adevinta Finance AS to Bom Negócio Atividades de Internet Ltda in 2020 (note 22).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 13: INCOME TAXES

Principle

Current tax liabilities and assets are measured as the amount that is expected to be paid to or recovered from the tax authorities.

Deferred tax liabilities and assets are computed for all temporary differences between the tax base and the carrying amount of an asset or liability in the consolidated financial statements and the tax base of tax losses carried forward. For deferred tax assets and liabilities, the nominal tax rates expected to apply when the asset is realised or the liability is paid will be used.

Deferred tax assets relating to tax deficits and other tax-reducing temporary differences are recognised to the extent that it is probable that they can be applied against future taxable income.

Deferred tax liabilities for temporary differences associated with investments in subsidiaries, associates and joint ventures are recognised when it is probable that the temporary difference will reverse in the foreseeable future. Deferred tax liabilities are not recognised for the initial recognition of goodwill.

Tax expense (tax income) comprises current tax expense (current tax income) and deferred tax expense (deferred tax income). Any amounts recognised as current tax assets or liabilities and deferred tax assets or liabilities are recognised in profit or loss, except to the extent that the tax arises from a transaction or event recognised in other comprehensive income or directly in equity or arises from a business combination.

Estimation uncertainty

Judgement is required to determine the amount of deferred tax assets that can be recognised, based on the likely timing and the level of future taxable profits together with tax planning strategies. For unrecognised deferred tax assets see table below.

Adevinta’s income tax expense comprises the following:

2020
Current income taxes	53.8
Deferred income taxes	(22.8)
Taxes	31.0
Of which recognised in profit or loss	31.0
Of which recognised in other comprehensive income	0.0
Of which recognised in equity	-

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Adevinta’s underlying tax rate differs from the nominal tax rates in countries where Adevinta has operations. The relationship between tax expense and accounting profit (loss) before taxes is as follows:

2020
Profit (loss) before taxes	(38.8)
Estimated tax expense based on nominal tax rate in Norway of 22%	(8.5)
Tax effect share of profit (loss) of joint ventures and associates	(3.6)
Tax effect impairment loss goodwill	9.3
Tax effect gain on sale remeasurement of subsidiaries, joint ventures and associates	(1.5)
Tax effect other permanent differences	5.1
Change in unrecognised deferred tax assets	21.2
Effect of tax rate differentials abroad	8.8
Effect of changes in tax rates	0.2
Taxes recognised in profit or loss	31.0

Permanent differences include, in addition to non-deductible operating expenses, tax-free dividends and gains (losses) on sale of subsidiaries, joint ventures and associated companies. Such gains (losses) are recognised in Other income and expenses.

Tax expense for 2020 is positively impacted by €22.0 million from the recognition of deferred tax assets. The recognition is based on obtaining assurance that future tax benefits can now be utilised against taxable profits of tax groups in Spain and France. The recognition was based on obtaining assurance that the related pre-acquisition tax benefits can be utilised against taxable profits of the tax group including the acquiree.

Adevinta’s net deferred tax liabilities (assets) are made up as follows:

2020
Current items	(5.7)
Intangible assets	79.1
Other non-current items	(9.4)
Unused tax losses	(137.2)
Calculated net deferred tax liabilities (assets)	(73.2)
Unrecognised deferred tax assets	130.1
Net deferred tax liabilities (assets) recognised	56.9
Of which deferred tax liabilities	58.5
Of which deferred tax assets	(1.6)

Adevinta's unrecognised deferred tax assets relate mainly to foreign operations with tax losses where future taxable profits may not be available before unused tax losses expire which mainly relate to operations in Mexico, Austria, Italy and Norway. The majority of these tax losses can be carried forward for an unlimited period. Approximately 23% of the unused tax losses expire during the first ten years.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The development in the recognised net deferred tax liabilities (assets):

2020
As at 1 January	81.2
Change in accounting policy	-
Change included in tax expense	(22.8)
Changes from transactions with owners (Schibsted)	-
Change from purchase and sale of subsidiaries	(1.5)
Reclassified to / from current income taxes	-
Reclassified to / from current liabilities	-
Translation differences	(0.0)
As at 31 December	56.9

Deferred tax liabilities and assets are offset for liabilities and assets in companies which are included in local tax groups.

NOTE 14: EARNINGS PER SHARE

Principle:
Earnings per share and diluted earnings per share are presented for ordinary shares. Earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, excluding treasury shares. Diluted earnings per share is calculated by dividing profit (loss) attributable to owners of the parent by the weighted average number of shares outstanding, adjusted for all dilutive potential shares.
The weighted average number of shares outstanding is adjusted for the effects of any potential dilutive shares at the reporting date as follows:
•For share-based payment programmes where Adevinta is committed to match shares purchased by employees without performance conditions, by including the expected number of matching shares that would be issuable.
•For other share-based payment programmes, by including the number of shares that would be issuable based on the number of shares granted less the number of shares forfeited.
Adjusted earnings per share is calculated as profit (loss) attributable to owners of the parent adjusted for items reported in the Consolidated income statement as Other income and expenses and Impairment loss, adjusted for taxes and non-controlling interests. The number of shares included in the calculation is the same as the number for earnings per share and diluted earnings per share, as described above.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

€ million	2020
Weighted average number of shares outstanding	684,896,644
Effects of dilution	2,807,002
Weighted average number of shares outstanding – diluted	687,703,646
Profit (loss) attributable to owners of the parent	(71.6)
Earnings per share (€)	(0.10)
Diluted earnings per share (€)	(0.10)

Calculation of adjusted earnings per share
Profit (loss) attributable to owners of the parent	(71.6)
Other income and expenses	39.4
Impairment loss	42.8
Taxes and non-controlling effect of Other income and expenses and Impairment loss	(0.6)
Profit (loss) attributable to owners of the parent - adjusted	10.0
Earnings per share – adjusted (€)	0.01
Diluted earnings per share – adjusted (€)	0.01

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 15: IMPAIRMENT ASSESSMENTS

Principle
Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.
Property, plant & equipment and intangible assets that have a finite useful life and right-of-use assets are reviewed for impairment whenever there is an indication that the carrying amount may not be recoverable. Impairment indicators will typically be changes in market developments, competitive situations or technological developments.
An impairment loss is recognised in the Consolidated income statement if the carrying amount of an asset (cash- generating unit) exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use.
Value in use is assessed by discounting estimated future cash flows. Estimated cash flows are based on management’s expectations and market knowledge for the given period, normally five years. For subsequent periods growth factors that do not exceed the long-term average rate of growth for the relevant market are used. Expected cash flows are discounted using a pre-tax discount rate that takes into account the current market assessment of the time value of money and the risks specific to the assets being tested.
For the purpose of impairment testing, assets, except goodwill, are grouped together into the smallest group of assets that generates independent cash flows (cash-generating units). Goodwill is allocated to the cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination. Testing for impairment of goodwill is done by comparing the recoverable amount and carrying amount of the groups of cash-generating units to which goodwill is allocated.
Impairment losses recognised in respect of cash-generating units are first allocated to reduce the carrying amount of any goodwill. Any remaining amount is then allocated to reduce the carrying amounts of the other assets in the unit on a pro rata basis. Impairment losses are reversed for all property, plant & equipment and intangible assets if the loss no longer exists with the exception of goodwill where impairment losses are not reversed. The review for possible reversal of the impairment is performed at the end of each reporting period.
Estimation uncertainty
The valuation of intangible assets in connection with business combinations and the testing of intangible assets for impairment will to a large extent be based on estimated future cash flows.
Estimates related to future cash flows and the determination of discount rates to calculate present values are based on management’s expectations on market developments and conditions, the competitive environment, technological development, the ability to realise synergies, interest rate levels and other relevant factors.
The risk of changes in expected cash flows that affect the consolidated financial statements will naturally be higher in markets in an early phase than in established markets. Furthermore, the risk of changes will be significantly higher in periods with an uncertain macroeconomic environment as is the case during Covid pandemic.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Goodwill and trademarks with indefinite expected useful life specified on cash-generating units

		GOODWILL	TRADEMARKS, INDEFINITE
	Operating segment	2020	2020
Online classifieds France	France	504.5	98.3
Online classifieds Italy, Austria, Germany and UK	Global Markets	6.9	22.9
Online classifieds Spain	Spain	345.4	18.9
Online classifieds Chile	Global Markets	11.8	5.8
Online classifieds Ireland	Global Markets	37.5	16.1
Online classifieds Hungary	Global Markets	23.6	1.6
Online classifieds Morocco	Global Markets	-	-
Online classifieds Spain, Italy and Mexico	Spain/Global Markets	-	128.9
Online classifieds Mexico	Global Markets	6.8	0.0
Total (note 16)		936.5	292.5

Impairment testing / Impairment assessments
Adevinta recognized impairment losses related to goodwill of €42.4 million in 2020.
The carrying amounts of goodwill and other intangible assets with indefinite useful lives are disclosed above. Recoverable amounts of cash generating units are estimated based on value in use. Discount rates applied take into consideration the risk-free interest rate and risk premium for the relevant country as well as any business specific risks not reflected in estimated cash flows. Expected sustained growth reflects expected growth for the relevant market.
In estimating cash flows used in calculating value in use, consideration is given to the competitive situation, current developments in revenues and margins, trends and macroeconomic expectations for the relevant operations or markets.
The Covid outbreak is currently affecting the world economy negatively. Adevinta’s businesses have experienced reduced revenue due to the Covid pandemic, which is an impairment indicator and has increased the uncertainty on estimating the related recoverable amounts for certain CGUs.
Adevinta has goodwill related to cash-generating units in certain markets that presently recognise negative or low profitability due to large investments to improve market positions and immature monetisation rates. Such units are dependent on future growth in profitability to recover goodwill. This mainly applies to Mexico and Chile where there is an increased uncertainty about the future performance due to Covid and where the recoverable amounts are close to the carrying amounts. The recoverable amounts can be significantly affected by assumptions applied for the discount rates, sustained growth and future cash flows which are uncertain at this stage.
Management has based its current estimates of future cash flows on the expectation that the businesses will recover from Covid in line with expected recovery projections for 2021 and the discount rates are based on an expected stabilization of volatility, risk premiums and interest rates at levels indicative of the current environment. The expected economic recovery can be negatively impacted by the pace of the vaccine rollout and its effectiveness to deter further stringent lockdown restrictions and in certain instances continued government support policies. To this end management will continue to monitor the

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

situation and its consequential impact to the businesses. Based on the current estimates, the only impairment loss recognised in 2020 was on the goodwill recognised when Yapo (Chile) was acquired amounting to €42.4 million. Following this impairment the carrying amount is equal to value in use.
For the marketplace operations in France and Spain, recoverable amounts are significantly higher than the carrying amount.
Value in use of the marketplace operations in Chile is calculated using a pre-tax weighted average discount rate of 15.25 % and sustained growth of 2.2% after the budget period. Changes in significant assumptions would have increased (decreased) the recoverable amount (€ million) of those operations as at 31 December 2020 as follows:

Pre-tax discount rate	+1%	(1.8)
	-1%	1.2
Sustained growth	+1%	1.2
	-1%	(1.0)

Value in use of the marketplace operations in Mexico is calculated using a pre-tax weighted average discount rate of 17.24% and sustained growth of 2.3% after the budget period. Changes in significant assumptions would have increased (decreased) the recoverable amount (€ million) of those operations as at 31 December 2020 as follows:

Pre-tax discount rate	+1%	(0.9)
	-1%	1.1
Sustained growth	+1%	0.6
	-1%	(0.5)

An increase in pre-tax discount rate of one percentage point or a decrease in sustained growth of one percentage point would have resulted in no impairment loss to be recognized in Mexico. The recoverable amount is also significantly affected by assumptions used for future cash flows which are uncertain.
Pre-tax discount rates are determined by country and are in the range between 9.0% and 17.24%. Sustained growth is determined by cash-generating units and are in the range between 1.5% and 3.4%.
Adevinta will continue to assess the impact to the business should the pandemic extend beyond our current estimates and will update the appropriate assumptions for calculating the recoverable amounts should this be required.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 16: INTANGIBLE ASSETS

Principle
Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortised but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired (note 15), and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Intangible assets are measured at cost less accumulated amortisation and accumulated impairment losses. Amortisation of intangible assets with a finite useful life is allocated on a systematic basis over their useful life. Intangible assets with an indefinite useful life are not amortised.
Costs of developing software and other intangible assets are expensed until all recognition criteria are met, including the following:
•it can be demonstrated that the asset will generate probable future economic benefits; and
•the cost of the asset can be measured reliably.
The cost of an internally generated intangible asset is the sum of expenditure incurred from the time all requirements for recognition as an asset are met and until the time the asset is capable of operating in the manner intended by management.
Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.
Subsequent expenditure incurred in the operating stage to enhance an intangible asset are expensed as incurred unless the asset recognition criteria, including the ability to demonstrate increased probable economic benefits, are met. Assets maintenance costs are expensed as incurred.
Intangible assets with a finite expected useful life are amortised on a straight-line basis from the point at which the asset is ready for use over the expected useful life. The amortisation period of software and licenses is normally 3 years, and for other intangible assets it is between 1.5 and 10 years.
Estimation uncertainty
The amortisation method, expected useful lives and any residual value used in the calculation of amortisation are based on estimates and are reassessed annually.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Adevinta has significant activities related to developing new technology to deliver digital classified and advertising products for our customers and users. Judgment is required to determine whether the asset recognition criteria are met.

	Goodwill	Trademarks, indefinite	Trademarks, definite	Software and licenses	Customer relations	Total
Development in net carrying amount in 2020
As at 1 January	1,005.8	295.6	2.2	79.5	11.7	1,394.8
Additions	1.2	-	0.1	37.5	-	38.8
Acquired through business combinations	0.9	-	-	0.5	-	1.4
Disposals	-	-	-	(1.2)	-	(1.2)
Disposal through sales of businesses	(21.7)	(2.6)	-	(1.2)	-	(25.5)
Amortisation	-	-	(0.4)	(31.4)	(4.0)	(35.8)
Impairment losses	(42.4)(1)	-	-	(0.1)	-	(42.5)
Translation differences	(7.3)	(0.5)	-	(0.1)	(0.3)	(8.2)
As at 31 December	936.5	292.5	1.9	83.5	7.4	1,321.8
Of which accumulated cost	1,220.1	292.5	11.3	249.0	38.0	1,810.9
Of which accumulated amortisation and impairment loss	(283.6)	-	(9.4)	(165.5)	(30.6)	(489.1)

(1) See note 15.

Additions in software and licenses mainly consist of internally developed intangible assets.
Research and development expenditure that do not meet the criteria for recognition as intangible assets is recognised as an expense when incurred.

NOTE 17: PROPERTY, PLANT & EQUIPMENT

Principle
Property, plant & equipment are measured at cost less accumulated depreciation and accumulated impairment losses.
The depreciable amount (cost less residual value) of property, plant & equipment is allocated on a systematic basis over its useful life.
Costs of repairs and maintenance are expensed as incurred. Costs of replacements and improvements are recognised as assets if they meet the recognition criteria.
The carrying amount of an item of property, plant & equipment is derecognised on disposal or when no economic benefits are expected from its use or sale. Gain or loss arising from derecognition is included in profit or loss when the item is derecognised.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Property, plant & equipment are depreciated on a straight-line basis over their estimated useful life. Depreciation schedules reflect the assets' residual value. Buildings (25-50 years), Plant and machinery (5-20 years), Equipment, furniture and similar assets (3-10 years).
Estimation uncertainty
The depreciation method, expected useful life and residual values included in the calculation of depreciation are based on estimates and are reassessed annually.

Development in net carrying amount in 2020	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January	-	25.3	25.3
Additions	-	4.7	4.7
Disposals	-	(0.2)	(0.2)
Depreciation	-	(7.5)	(7.5)
Impairment loss	-	(1.4)	(1.4)
Translation differences	-	(0.3)	(0.3)
Disposals through sales of businesses	-	(0.7)	(0.7)
As at 31 December	-	19.9	19.9
Of which accumulated cost	-	60.6	60.6
Of which accumulated depreciation and impairment loss	-	(40.7)	(40.7)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 18: OTHER NON-CURRENT AND CURRENT ASSETS

	Non-Current	Current
	2020	2020
Investments in equity instruments	15.5	-
Trade receivables, net (note 19)	-	84.8
Prepaid expenses	4.7	36.3
Loan issued	149.9	-
Funds locked in escrow	-	1,060.0
Other receivables	13.1	19.3
Total	183.2	1,200.4

The funds of €1,060 million locked in an escrow account relate to the Senior Secured Notes issued in 2020 by Adevinta ASA (notes 22 and 23).
In October 2020 Adevinta Finance AS issued a loan to OLX Brazil joint venture amounting to BRL949.4 million (€149.9 million at 31 December 2020) to finance the acquisition of Grupo Zap (note 4 and 29). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years.

NOTE 19: TRADE RECEIVABLES

2020
Trade receivables	97.4
Less provision for impairment of trade receivables	(12.6)
Trade receivables, net (note 18)	84.8

The breakdown of trade receivables by due date is as follows:

2020
Not due	67.8
Past due 0-45 days	16.1
Past due 46-90 days	4.0
Past due more than 90 days	9.5
Total	97.4

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 20: FINANCIAL LIABILITIES RELATED TO BUSINESS COMBINATIONS AND INCREASES IN OWNERSHIP INTERESTS

Principle
Contingent consideration classified as financial liability and deferred considerations in business combinations and the put options related to non-controlling interests over shares in subsidiaries are measured at the present value of future consideration to be paid. If the agreement with non-controlling interests implies that Adevinta may be required to acquire the shares and settle the liability within a period of twelve months from the reporting date, the liability is classified as current. Other liabilities related to put options are classified as non-current. The requirement to settle the liability is contingent on the non-controlling interests actually exercising their put options. For agreements where the option can be exercised over a defined period, the actual settlement may therefore occur in later periods than presented in the maturity profile below. See note 24 (Financial instruments by category) for principles related to financial instruments.
Estimation uncertainty
The liabilities are measured at fair value based on the best estimate of future considerations. The estimates take into account the principles for determination of the consideration in the existing agreements. Further the estimates take into account, when relevant, management's expectations regarding future economic development similar to that used in determining recoverable amount in impairment tests.

	Non-controlling interests' put options	Contingent considerations	Deferred considerations
Development in net carrying amount
As at 1 January 2020	2.4	4.4	6.7
Additions	-	0.5	0.1
Settlement (note 4)	-	-	(6.7)
Change in fair value recognised in equity	-	-	-
Interest expenses	0.0	0.0	-
Change in fair value recognised in profit or loss	-	(3.4)	-
As at 31 December 2020	2.4	1.5	0.1
Of which non-current (note 21)	2.4	-	-
Of which current (note 21)	-	1.5	0.1

Maturity profile of the financial liabilities
Maturity within 1 year	-	1.5	0.1
Maturity between 1 and 2 years	2.4	-	-

The contingent consideration recognised as at 31 December 2020 amounting to €1.5 million is related to the acquisition of Locasun SARL in 2019 amounting to €1.0 million and the acquisition of Pilgo SAS in 2020 amounting to €0.5 million.

As at 31 December 2020, the non-controlling interest’s put options amount to €2.4 million and are related to Infobras Spain S.L. and Paycar SAS.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 21: OTHER NON-CURRENT AND CURRENT LIABILITIES

Principle
Provisions are recognised when Adevinta has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses. The provision is calculated based on the best estimate of future cash outflows. If the effect is material, future cash outflows will be discounted using a current pre-tax interest rate that reflects the risks specific to the provision. The increase in the provision due to the passage of time is recognised as an interest expense.
A provision for restructuring costs is recognised when a constructive obligation arises. Such an obligation is assumed to have arisen when the restructuring plan is approved and the implementation of the plan has begun or its main features are announced to those affected by it.
Contingent liabilities are possible obligations arising from past events whose existence depends on the occurrence of uncertain future events or a present obligations arising from past events for which it is not probable that an economic outflow will be required to settle the obligation or where the amount of the obligation cannot be measured reliably. Adevinta classifies contingent liabilities as those events where it is less likely than not that an outflow of resources will be required from the Group. Contingent liabilities are not recognised in the consolidated financial statements, except for those arising from business combinations. Contingent liabilities are disclosed, unless the probability that an economic outflow will be required to settle the obligation is remote.
Contingent assets are possible assets that arise from past events and whose existence will be confirmed only by the occurrence of uncertain future events. Contingent assets are not recognised in the consolidated financial statements. They are disclosed only where an inflow of economic benefits is probable.
Liabilities due to be settled within twelve months after the reporting period are classified as current liabilities. Other liabilities are classified as non-current.
Estimation uncertainty
The nature of a provision leads to some degree of uncertainty. A provision is made and calculated based on assumptions at the time the provision is made and will be routinely updated when new information is available. Provisions are constantly monitored and adjusted to reflect the current best estimate.

Management applies judgment when assessing contingent liabilities, by considering the likelihood of occurrence of future events that are uncertain, and the valuation of any potential future obligation derived from them. Contingent liabilities require a continued assessment to determine whether circumstances have changed, especially whether an outflow of resources has become probable.
Defined benefit plans obligations are calculated based on a set of selected financial and actuarial assumptions. Changes in parameters such as discount rates, mortality rates, future salary adjustments, etc. could have substantial impacts on the estimated pension liability.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The table below shows other non-current and current liabilities as of year-end:

	Non-current	Current
	2020	2020
Financial liabilities related to non-controlling interests' put options (note 20)	2.4	-
Contingent considerations related to business combinations (note 20)	0.0	1.5
Trade payables	-	20.5
Public duties payable	-	32.5
Accrued salaries and other employment benefits	0.4	30.0
Accrued expenses	-	49.7
Provision for restructuring costs	-	0.0
Pension liabilities (note 21.1.2)	7.5	-
Financial derivatives (note 25)	-	156.2
Other liabilities	3.0	14.6
Total	13.3	305.0

21.1 Pension plans

Adevinta has both defined contribution plans and defined benefit plans.

21.1.1 Defined contribution pension plans

In the defined contribution plans the company pays an agreed annual contribution to the employee’s pension plan, but any risk related to the future pension is borne by the employee. For these plans, the pension cost will be equal to the contribution paid to the employees' pension plan. Once the contributions have been paid, there are no further payment obligations attached to the defined contribution pension, hence no liability is recognised in the Consolidated statement of financial position.

Line item “Personnel expenses” in the Consolidated income statement includes an expense of €0.5 million in 2020) related to defined contribution pension plans or multi-employer pension plans accounted for as defined contribution plans.

21.1.2 Defined benefit pension plans and other defined obligations

In a defined benefit plan the company is responsible for paying an agreed pension to the employee based on his or her final pay, and the risk related to the future pension is hence borne by Adevinta.

In a defined benefit plan, the net liability recognised is the present value of the benefit obligation at the reporting date, less fair value of plan assets. The present value of defined benefit obligations, current service cost and past service cost is determined using the projected unit credit method and actuarial assumptions regarding demographic variables and financial variables. Net pension expense includes service cost and net interest on the net defined benefit liability recognised in profit or loss and remeasurements of the net defined benefit liability recognised in other comprehensive income.

Past service cost is the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment. Past service cost is recognised at the earlier date of when the plan amendment or curtailment occurs and when related restructuring costs or termination benefits are recognised.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Pension liabilities are defined benefit obligations from companies in France and Norway. In addition, there are other defined benefit obligations from companies in Italy. The net pension expense related to defined benefit pension plans and other defined benefit obligations is as follows:

2020
Net expense defined benefit obligations	1.7
Of which recognised in Profit or loss - Personnel expenses	1.7
Of which recognised in Profit or loss - Financial expenses	0.0
Of which recognised in Other Comprehensive Income - remeasurements of defined benefit pension liabilities	0.0

Changes in defined benefit obligations:

2020
Liability as of 1 January	4.0
Reclassified from accrued salaries and other employment benefits and other liabilities	2.1
Acquired through business combinations	-
Current and past service cost	1.7
Settlements	(0.3)
Interest expenses	0.0
Remeasurements	0.0
Liability as of 31 December	7.5

21.2 Contingent liabilities: Digital services tax in France

The French digital services tax legislation (DST) was signed by the French President on 24 July and published in the French official gazette on 25 July 2019 and hence the DST legislation is enacted.
The main features of the DST bill are a single rate of 3% to be levied on gross revenue derived from two types of activities if deemed to be made or supplied in France:
•The supply, by electronic means, of a digital interface that allows users to contact and interact with other users, in particular in view of delivering goods or services directly between those users.
•Services provided to advertisers or their agents enabling them to purchase advertising space located on a digital interface accessible by electronic means in order to display targeted advertisements to users located in France, based on data provided by such users.
Taxpayers of DST are defined as companies (wherever their location) for which the annual revenue received in consideration for taxable services cumulatively exceeds both of the following thresholds in the previous tax year:
•€750 million of worldwide revenue; and,
•€25 million of revenue generated in France.
As enacted, the DST applies to digital services revenue for 2019 and 2020. If applicable, the DST will negatively impact Adevinta Group’s EBITDA. The DST amount payable is deductible for corporate income tax purposes.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Due to the complexity of the law the assessment of whether DST is applicable to Adevinta Group is surrounded by a high degree of uncertainty. However, management currently assesses that it is less likely than not that French DST is applicable to Adevinta Group and hence no provision has been recognised for DST as at 31 December 2020.
The main uncertainties relate to whether the services which Schibsted Group (including Adevinta Group) provide to its users in France and other countries are to be considered within the scope of DST. The current interpretation points to the non‑inclusion of some of the said services which means the applicable worldwide revenues within the scope of DST should be below €750 million.
Should the interactions with the French Tax Authorities and other actions conclude differently, the DST amounts applicable to Adevinta are not expected to exceed €18.0 million in total for 2019 and 2020. Management will continue to work with the French tax authorities to obtain further clarification on this matter.

NOTE 22: FINANCIAL RISK MANAGEMENT

CAPITAL MANAGEMENT AND FUNDING

Adevinta’s financial risk management is predominantly controlled by a central treasury department (Group treasury) under policies approved by the board of directors. Adevinta's approach to risk management includes identifying, evaluating and managing risk in all activities using a top-down approach.

Adevinta's strategy and vision imply a high rate of change and development of Adevinta's operations. Where all relevant criteria are met, hedge accounting is applied to remove the accounting mismatch between the hedging instrument and the hedged item. This will effectively result in recognising interest expense at a fixed interest rate for the hedged floating rate loans and at a fixed foreign currency rate for the hedged foreign currency loans, and purchase consideration at the fixed foreign currency rate for the hedged forecasted business combinations (note 25).

Adevinta's capital structure must be sufficiently robust in order to maintain the desired investment level and to pursue growth opportunities based on strict capital allocation criteria. The financial policy in this respect shall be to keep a minimum amount of liquidity of 10% of LTM (last 12 months) revenues.

Adevinta’s revolving credit facility contains financial covenants regarding the ratio of net interest-bearing debt (NIBD) to gross operating profit (EBITDA). The ratio shall normally not exceed 3, but can be reported at higher levels up to three quarters during the loan period, as long as the ratio stays below 4. The facility was refinanced in early 2020, and now allows the leverage to exceed 3.0x for four quarters from three previously.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

31 December 2020
Non-current interest-bearing borrowings	1,266.2
Non-current lease liabilities	81.6
Current interest-bearing borrowings	294.8
Current lease liabilities	18.4
Proceeds from the borrowings placed in the escrow account	(1,060.0)
Cash and cash equivalents	(131.0)
Net interest-bearing debt	470.0
Equity	1,221.7
Net gearing (net interest-bearing debt/equity)	0.38

In February 2020, Adevinta refinanced its existing €300 million bank facility with €600 million multi-currency term loan and revolving credit facilities. The lenders consist of Nordic and international banks. The facility is multi-currency based on IBOR rates floor at 0% with the addition of a margin of between 0.80% and 2.10%. The facilities include an accordion increase option, which provides flexibility for the parties to agree an additional €120 million during the term of the facilities. The revolving credit facility has a tenor of five years with two one-year extension options, whilst the term loan component has a tenor of three years. Adevinta pays a commitment fee to maintain the facility’s availability. During the fourth quarter 2020, the revolving facility was drawn down in order to finance the acquisition of Grupo Zap, amounting to €65.0 million at 31 December 2020. The term loan was drawn in NOK and converted into €200 million through a cross-currency swap and variable interest rate was swapped to fixed interest rate. These proceeds were used to cancel the old facility. As a result of the depreciation of the NOK/EUR since the loan was obtained, the non-current interest-bearing debt has increased by €5.3 million. This effect has been partially offset by an increase in other non-current assets of €4.9 million related to the fair value change of the interest and currency swap derivative entered into in relation to the loan.
In April 2020, Adevinta entered into a €150 million short-term bridge loan facility with BNP Paribas Fortis SA/NV and a €75 million short-term bridge term loan facility with J.P. Morgan Securities plc, to finance part of the purchase price for the acquisition of Grupo Zap (note 4) and for general corporate purposes. The bridge term loan facilities mature in January 2021, with two three-month extension options. The first of these extension options was exercised in December 2020. Borrowings under these facilities bear interest at a rate equal to the aggregate of EURIBOR plus an applicable margin, which ranges from 0.8% to 2.4% depending on the time period that has elapsed since the date of this facility agreement. On 31 December 2020 these facilities were drawn in full.
In November 2020, Adevinta issued Senior Secured Notes amounting to € 1,060 million. The notes consist of two tranches: €660 million aggregate principal amount of notes due in 2025, bearing interest at a rate of 2.625% per annum and €400 million aggregate principal amount of notes due in 2027, bearing interest at a rate of 3.000% per annum. The notes were issued pursuant to an indenture between, among others, Adevinta and Citibank N.A., London Branch, as trustee and security agent.
Concurrently with the consummation of the offering of the notes, Adevinta entered into a new senior secured Term Loan B facility consisting of a €900 million EUR-denominated tranche (the “EUR TLB”) and a $506 million U.S. dollar-denominated tranche (the “USD TLB” and, together with the EUR TLB, the “Term Loan B”). The EUR TLB will bear interest at a rate per annum equal to EURIBOR (subject to a floor of zero) plus 3.250%, subject to a leveraged based margin ratchet. The USD TLB will bear interest at a rate per annum equal to LIBOR (subject to a 0.75% floor) plus 3.000%, subject to a leveraged based

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

margin ratchet. Adevinta has entered into a cross-currency interest rate swap, effectively converting the $506 million US$ TLB into €427 million with an all-in fixed rate of 3.169%. Additionally, Adevinta also secured a €450 million Multicurrency Revolving Credit Facility which will replace the previous facility on closing.
Adevinta intends to use the proceeds from the Notes and Term Loan B to, among other things, fund a portion of the cash consideration for the acquisition of the eBay Classifieds Group ("eCG") and refinance existing debt.
The gross proceeds from the issuance of Senior Secured Notes have been placed into a segregated escrow account pledged in favor of the holders of the notes. The proceeds of the notes will be released from escrow, and the Term Loan B will be funded, immediately prior to completion of the acquisition of eBay Classifieds Group, subject to certain customary conditions.
The Term Loan B and the notes will be guaranteed by certain subsidiaries of Adevinta and eCG and secured by shares of certain of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
FINANCIAL RISKS

Adevinta is exposed to financial risks, such as currency risk, interest rate risk, credit risk and liquidity risk. Adevinta's exposure to financial risks is managed in accordance with the financial policy.

CURRENCY RISK

Adevinta has € as its presentation currency, but through its operations in other currencies is also exposed to fluctuations in exchange rates. Adevinta has currency risks linked to both balance sheet monetary items and net investments in foreign operations. The biggest exposures for Adevinta are fluctuations in Brazilian real (BRL), Norwegian Krone (NOK) and US dollar ($).

The main exposures from financial instruments at the end of 2020 reporting period, expressed in € million were as follows:

	31 December 2020
	BRL	NOK	USD
Term loan (NOK)		(205.3)
Loans issued (BRL) (note 18 and 29)	149.9
Cross-currency swap EUR/NOK (cash flow hedge)		205.3
Cross-currency swap EUR/USD (cash flow derivative)			(412.3)
Foreign currency forwards (cash flow hedges)			2,037.3

At 31 December 2020 Term Loan B facilities were not drawn down yet, hence the US dollar denominated tranche is not included into the analysis above.
The $ 2.5 billion cash consideration for the expected eBay Classifieds Group acquisition is not included in this table either. As a result, in respect of US dollar exposure the above table presents derivative instruments only and does not include the hedged items.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

In 2020 the aggregate net foreign exchange loss recognised in profit or loss amounted to €84.5 million.
Instruments used by the Group
Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the functional currency of the relevant Group entity. The risk is measured through a forecast of highly probable US dollar, Brazilian real or Norwegian Krone expenditures. The risk is hedged with the objective of minimising the volatility of cost in € of highly probable forecasted business combinations.
Effects of hedge accounting on the financial position and performance
The effects of the foreign currency-related hedging instruments on the Group’s financial position and performance are as follows:

2020
Foreign currency forwards:
Carrying amount (current liability)	151.1
Notional amount	2,037.3
Maturity date	2021
Hedge ratio*	1:1
Change in discounted spot value of outstanding hedging instruments since inception of the hedge	144.2
Change in value of hedged item used to determine hedge ineffectiveness	144.2
Weighted average hedged rate for outstanding hedging instruments	1.14 USD: 1 EUR

* The foreign currency forwards and options are denominated in the same currency as the highly probable future business combination (US$), therefore the hedge ratio is 1:1.

Sensitivity

	Impact on post-tax profit	Impact on other components of equity
	2020	2020
	€ million	€ million
USD / EUR exchange rate – increase 10%	-	162.5
USD / EUR exchange rate – decrease 10%	-	(162.5)
BRL / EUR exchange rate – increase 10%	15.0	-
BRL / EUR exchange rate – decrease 10%	(15.0)
NOK / EUR exchange rate – increase 10%	-	-
NOK / EUR exchange rate – decrease 10%	-	-

The sensitivity of profit or loss to changes in the exchange rates arises mainly from the Brazilian real denominated financial instruments and the impact on other components of equity arises from foreign forward exchange contracts designated as cash flow hedges.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The above US dollar sensitivity is not representative as the exposure does not include the hedged or underlying items as future cash flows are not included in the Consolidated statement of financial position.
Other comprehensive income became sensitive to movements in euro / US dollar exchange rates in 2020 because of the US dollar forwards entered to hedge the USD 2.5 billion cash consideration for the forecasted acquisition of eBay Classifieds Group.
The Group’s exposure to other foreign exchange movements is not material.

INTEREST RATE RISK

Adevinta's main interest rate risk arises from long-term interest-bearing liabilities and assets with variable rates, which expose the Group to cash flow interest rate risk. Generally, the Group enters into long-term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Group borrowed at fixed rates directly. During 2020, the Group’s borrowings at variable rates were mainly denominated in euros and Norwegian Krones.
The Group’s borrowings and receivables are carried at amortised cost.
The exposure of the Group’s borrowings to interest rate changes of the borrowings at the end of each reporting period are as follows:

2020
Variable rate borrowings	492.6
Total borrowings	1,561.0
Variable borrowings as % of total borrowings	31.6%

An analysis by maturities is provided further in this note. The percentage of total loans shows the proportion of loans that are currently at variable rates in relation to the total amount of borrowings.
At 31 December 2020 Term Loan B facilities that will bear a variable interest rate were not drawn down and hence are not included in the analysis above. To manage the interest rate exposure arising from the US dollar tranche, Adevinta entered into a deal contingent cross-currency and interest swap. In 2020 hedge accounting was not applied to this swap.
Instruments used by the Group
Swaps currently in place cover approximately 41% of the variable loan principal outstanding. The fixed interest rates of the swaps range between 0.42% and 0.46% and the variable rates of the loans are between 0.8% and 1.9% above the 90 day IBOR rates.
The swap contracts require settlement of net interest receivable or payable every 90 days. The settlement dates coincide with the dates on which interest is payable on the underlying debt.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Effects of hedge accounting on the financial position and performance
The effects of the interest rate swaps on the Group’s financial position and performance are as follows:

2020
Interest rate swaps:
Carrying amount (non-current asset)	4.9
Notional amount	205.3
Maturity date	2023
Hedge ratio	1:1
Change in fair value of outstanding hedging instruments since 1 January	4.9
Weighted average hedged rate for the year	0.4533%

Sensitivity
Profit or loss is sensitive to higher/lower interest income from cash and cash equivalents as a result of changes in interest rates, for loans with floating rates where cash flows are not hedged.

Impact on post-tax profit
2020
Interest rate – increase by 100 basis points	(1.3)
Interest rate – decrease by 100 basis points (*)	-
* Floor at 0% Euribor facilities.
An increase of 1 percentage point in the floating interest rate would mean a change in Adevinta’s net interest expenses of approximately €1.3 million as of 31 December 2020.

CREDIT RISK
Credit risk arises from cash and cash equivalents, contractual cash flows of debt investments carried at amortised cost, at fair value through other comprehensive income (“FVOCI”) and at fair value through profit or loss (“FVPL”), favourable derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables.
Trade receivables are distributed over new and regular customers. Trade receivables consist of receivables from advertisements and other sales. Credit risk will vary among countries in which Adevinta operates. In total the credit risk is considered as low. Net carrying amount of Adevinta's financial assets, except for equity instruments, represents maximum credit exposure. The exposure as at 31 December 2020 is disclosed in note 24. Exposure related to Adevinta's trade receivables is disclosed in note 19.

LIQUIDITY RISK

Liquidity risk is the risk that Adevinta is not able to meet its payment obligations. Adevinta has strong cash flow from operating activities and the liquidity risk is considered limited as liquidity is kept well above 10% of LTM (last 12 months) revenues. As of 31 December 2020, Adevinta had a liquidity reserve of €466.0 million and net interest-bearing debt was €470.0 million. The liquidity reserve corresponds to 69% of Adevinta's revenues.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the dynamic nature of the underlying businesses, Group treasury maintains flexibility in funding by maintaining availability under committed credit lines.
Management monitors rolling forecasts of the Group’s liquidity reserve (comprising the undrawn borrowing facilities) and cash and cash equivalents on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with practice and limits set by the Group. These limits vary by location to take into account the liquidity of the market in which the entity operates. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these, monitoring liquidity ratios against internal and external regulatory requirements and maintaining debt financing plans.
Financing arrangements
At 31 December 2020 Adevinta had €335 million undrawn of the floating rate revolving credit facility. Subject to the continuance of financial conditions, this facility may be drawn at any time in multiple currencies and has an average maturity of 4.2 years.
Maturities of financial liabilities
The tables below analyse the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities for all non-derivative financial liabilities and net and gross settled derivative financial instruments for which the contractual maturities are essential for an understanding of the timing of the cash flows.
The amounts disclosed in the tables are the contractual undiscounted cash flows. For interest rate swaps, the cash flows have been estimated using the last interest rate applicable at the end of the reporting period.

Contractual maturities of financial liabilities At 31 December 2020	Less than 3 months	3-12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows	Carrying amount (assets) / liabilities
Non-derivatives
Trade payables	20.5	-	-	-	-	20.5	20.5
Borrowings	66.4	259.4	32.2	1,019.3	424.1	1,801.4	1,561.0
Lease liabilities	5.5	16.1	18.1	45.6	30.5	115.8	100.0

Derivatives
Gross settled (foreign currency forwards and interest rate swaps – cash flow hedge)	(0.4)	152,5	(1.7)	(5.8)	0.0	144.6	145.7
(inflow)	(0.6)	(2,039.3)	(2.6)	(206.0)	0.0	(2,248.5)	(5.4)
outflow	0.2	2,191.8	0.9	200.2	0.0	2,393.1	151.1

At 31 December 2020, Term Loan B facilities were not drawn down yet, hence not included into the maturity analysis above. The cross-currency interest rate swap in respect of the TLB USD tranche is not included into the maturity analysis either. This instrument is deal-contingent and will be cancelled if the TLB facilities are not drawn down.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 23: INTEREST-BEARING BORROWINGS

	Carrying amount	Fair value
	2020	2020
Non-current interest-bearing borrowings
Bank loans	206.2	206.2
Senior Secured Notes	1,060.0	1,060.0
Total non-current interest-bearing borrowings	1,266.2	1,266.2

Current interest-bearing borrowings
Bank loans	289.9	289.9
Interest accrued on Senior Secured Notes	4.6	4.6
Bank loans, overdrafts	0.3	0.3
Total current interest-bearing borrowings	294.8	294.8

Total interest-bearing borrowings	1,561.0	1,561.0

The Bank Loans are denominated in € and NOK currency.
The Senior Secured Notes will be guaranteed by certain subsidiaries of Adevinta and eBay Classifieds Group and secured by shares of certain of the guarantors as well as certain material bank accounts and the intercompany receivables of Adevinta.
Bridge term loan facilities of €225 million are guaranteed by Adevinta but are not secured.
Adevinta has complied with the financial covenants of its borrowing facilities during the 2020 reporting period, see note 22 for details.
Details of the Group’s exposure to risks arising from current and non-current borrowings are set out in note 22.

NOTE 24: FINANCIAL INSTRUMENTS BY CATEGORY

PRINCIPLE

Adevinta initially recognises loans, receivables and deposits on the date that they originate. All other financial assets and financial liabilities (including financial assets designated at fair value through profit or loss or other comprehensive income) are recognised initially on the trade date at which Adevinta becomes a party to the contractual provisions of the instrument. All financial instruments are initially measured at fair value plus or minus transaction costs with the exception of financial assets or financial liabilities measured at fair value through profit or loss.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Adevinta on initial recognition classifies its financial instruments in one of the following categories:
•Financial assets or financial liabilities at fair value through profit or loss
•Financial assets at amortised cost
•Equity instruments designated at fair value through Other Comprehensive Income (OCI)
•Financial liabilities at amortised cost

The classification of financial assets depends on both the entity’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset.

Financial assets or financial liabilities measured at fair value through profit or loss include financial assets or liabilities held for trading and acquired or incurred primarily with a view of selling or repurchasing in the near term, and derivatives that are not held for trading but not designated for hedge accounting. These financial assets and liabilities are measured at fair value when recognised initially, and transaction costs are charged to expense as incurred. Subsequently, the instruments are measured at fair value, with changes in fair value, including interest income, and recognised in profit or loss as financial income or financial expenses.

Financial assets at amortised cost are assets giving rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. The category is included in the Consolidated statement of financial position items “Other non-current assets”, “Trade receivables and other current assets” and “Cash and cash equivalents”. Financial assets at amortised cost are recognised initially at fair value plus directly attributable transaction costs. After initial measurement, these financial assets are measured at amortised cost using the effective interest method, reduced by any impairment loss. Effective interest related to financial assets at amortised cost is recognised in profit or loss as “Financial income”.

The carrying amounts of trade and other current payables are assumed to be the same as their fair values, due to their short-term nature. Short-term loans and receivables, for practical reasons, are measured at nominal values.

Adevinta classifies its investments in equity instruments as Financial assets at fair value through profit or loss unless an irrevocable election is made at initial recognition to classify the investments as equity instruments designated at fair value through OCI (FVOCI). Currently all equity instruments are classified as FVOCI. When designated at FVOCI, gains and losses are never recycled through profit or loss. Dividends are recognised as financial income in the Consolidated income statement. The carrying amount of investments in equity instruments is included in the Consolidated statement of financial position item “Other non-current assets”. Equity instruments designated at fair value through OCI are not subject to impairment assessment.

Financial liabilities not included in any of the above categories are classified as financial liabilities at amortised cost. Financial liabilities at amortised cost are included in the Consolidated statement of financial position items “Non-current interest-bearing borrowings”, “Lease liabilities, non-current “, “Other non-current liabilities”, “Current interest-bearing borrowings”, “Lease liabilities, current”, and “Other current liabilities”. After initial measurement, these liabilities are measured at amortised cost using the effective interest method. Effective interest is recognised in profit or loss as financial expenses. Short-term financial liabilities, for practical reasons, are measured at nominal values.

Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire and Adevinta has transferred substantially all the risks and rewards of ownership. Financial liabilities are derecognised when the obligation is discharged, cancelled or it expires. Any rights and obligations created or retained in such a transfer are recognised separately as assets or liabilities.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Financial assets and liabilities are offset, and the net amount presented in the Consolidated statement of financial position, when Adevinta has a legal right to offset the amounts and intends to settle on a net basis or to realise the asset and settle the liability simultaneously.

Adevinta assesses, at each reporting date, the general pattern of deterioration or improvement in the credit quality of debt instruments carried at amortised costs or FVOCI. The amount of Expected Credit Loss (ECL) recognised as a loss allowance or provision depends on whether there has been a significant increase in credit risk.

For trade receivables, Adevinta applies the practical expedient to the carrying amount through the use of an allowance account reflecting the lifetime expected credit losses. The loss is recognised as other operating expenses in the Consolidated income statement. Impairment of all other financial assets is recognised as financial expenses.

Fair value of financial instruments is based on quoted prices at the reporting date in an active market if such markets exist. If an active market does not exist, fair value is established by using valuation techniques that are expected to provide a reliable estimate of the fair value. The fair value of listed securities is based on current bid prices. The fair value of unlisted securities is based on cash flows discounted using an applicable risk-free market interest rate and a risk premium specific to the unlisted securities. Fair value of forward contracts is estimated based on the difference between the spot forward price of the contracts and the closing rate at the reporting date. The forward rate addition and deduction is recognised as interest income or interest expense. Fair value of interest and currency swaps is estimated based on discounted cash flows, where future interest rates are derived from market-based future rates.

Financial assets and liabilities measured at fair value are classified according to the reliability of the inputs used in determining fair value:

Level 1: Valuation based on quoted market prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Valuation based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
Level 3: If one or more of the significant inputs are not based on observable market data, the instrument is included in level 3.

Changes in fair value recognised in other comprehensive income are presented in “Changes in fair value of financial instruments” line item. Changes in fair value recognised in profit or loss are presented in “Financial income”, “Financial expenses” and “Other income and expenses” line items.

Estimation uncertainty

Certain financial instruments are measured at fair value. When no quoted market price is available, fair value is estimated using different valuation techniques.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Carrying amount of assets and liabilities divided into categories:

31 December 2020	Note	Financial assets at amortised cost	Equity instruments at fair value through OCI	Financial assets at fair value through OCI	Financial liabilities at amortised cost	Financial liabilities at fair value through profit or loss	Financial liabilities at fair value through OCI	Total
Other non-current assets	18,25	153.1	15.3	5.4	-	-	-	173.8
Trade and other receivables		90.9	-	-	-	-	-	90.9
Other current financial assets	18	1,060.0	-	-	-	-	-	1,060.0
Cash and cash equivalents		131.0	-	-	-	-	-	131.0
Total assets		1,435.0	15.3	5.4	-	-	-	1,455.7

Non-current interest-bearing borrowings	23	-	-	-	1,266.2	-	-	1,266.2
Other non-current liabilities	21,31	-	-	-	81.6	-	2.4	84.0
Current interest-bearing borrowings	23	-	-	-	294.8	-	-	294.8
Other current liabilities	21,25,31	-	-	-	96.2	6.6	151.1	253.9
Total liabilities		-	-	-	1,738.8	6.6	153.5	1,898.9

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Adevinta’s financial assets and liabilities measured at fair value, analysed by valuation method:

31 December 2020	Level 1	Level 2	Level 3	Total
Hedging derivatives -- deal-contingent forwards (note 25)	-	(151.1)	-	(151.1)
Cross -currency interest rate swap (note 25)	-	(5.1)	-	(5.1)
Hedging derivatives -- cross-currency loan swap (note 25)	-	4.9	-	4.9
Equity instruments at fair value through OCI	-	-	15.3	15.3
Contingent consideration related to business combinations and non-controlling interests' put options (note 20)	-	-	(3.9)	(3.9)
Other derivatives	-	-	0.5	0.5

Specific valuation techniques used to value financial instruments include:
•for interest rate swaps – the present value of the estimated future cash flows based on observable yield curves
•for foreign currency forwards – the present value of future cash flows based on the forward exchange rates at the reporting date.

Changes in level 3 instruments:

2020
Net carrying amount 1 January	1.6
Additions	6.9
Disposals	-
Settlements	-
Changes in fair value recognised in other comprehensive income	-
Changes in fair value recognised in profit or loss	3.4
Net carrying amount 31 December	11.9

Significant unobservable inputs used in level 3 fair value measurements for unlisted equity securities were based on the results of the new financing rounds offered to third parties.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 25: DERIVATIVES AND HEDGING ACTIVITIES

Principles
Derivatives are initially recognised at fair value on the date a derivative contract is entered into, and they are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. The Group designates certain derivatives as hedges of a particular risk associated with the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges).
At inception of the hedge relationship, and on an ongoing basis, the Group documents the economic relationship between hedging instruments and hedged items, including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions.
The effective portion of changes in the fair value of derivatives designated as hedging instruments in cash flow hedges is recognised in other comprehensive income and is accumulated in the hedging reserve. In the case of purchase of non-financial assets, the hedging reserve will be reclassified to the carrying amount of these assets when such assets are recognised in the Consolidated statement of financial position. In other cash flow hedges the hedging reserve will be reclassified to profit or loss when the hedged expected future cash flows affect profit or loss.
Changes is the fair value of derivatives not designated as hedging instruments are recognised in financial income or expenses.
The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.
Derivatives not designated as hedging instruments are classified as current or non-current assets or liabilities depending on their remaining maturity.
Critical judgment
The Group believes the forecasted acquisition of eCG is highly probable and hedge accounting is applicable to the related deal-contingent foreign exchange forwards.
Derivatives not designated as hedging instruments
The Group used foreign currency-denominated borrowings and foreign exchange forward contracts to manage some of its transaction exposures in 2020. The foreign exchange forward contracts are not designated as cash flow hedges.
Currently, the deal-contingent cross-currency swap USD/EUR linked to the TLB in US dollars has not been yet designated under hedge accounting as the Term loan B remains undrawn (note 22). Changes in fair value of this swap are recognised in profit or loss. Changes in fair value of the deal contingent forward in respect of a portion of consideration for the forecasted acquisition of eBay Classifieds Group were recognised in profit or loss until this instrument was designated for hedge accounting. The deal-contingent forward in respect of consideration for the forecasted acquisition of Grupo Zap was not designated for hedge accounting and the related changes in fair value were recognised in profit or loss (see note 4 and note 12).

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The impact of the derivatives not designated as hedging instruments in the Consolidated statement of financial position is as follows:

2020
€ million
Current assets
Other derivatives	0.5
Current liabilities
Cross-currency interest rate swap	(5.1)

The effect of the derivatives not designated as hedging instruments in the Consolidated income statement is as follows:

2020
€ million
Net (loss) on foreign currency forwards not designated as hedging instruments included in financial (expenses)	(73.8)
Net (loss) on cross-currency interest rate swaps not designated as hedging instruments included in financial (expenses)	(5.1)

Derivatives designated as hedging instruments
Cash flow hedges
Foreign currency risk

Certain derivatives entered in 2020 by Adevinta to hedge exposures in business combinations and financing activities qualify for hedge accounting. The hedged forecasted business combination was highly probable at the reporting date..

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The Group is holding the following foreign exchange contracts which have been designated as hedging instruments:

	Maturity
	Less than 1 month	1 to 3 months	3 to 6 months	6 to 9 months	9 to 12 months	>1 year	Total
As at 31 December 2020
Deal-contingent foreign exchange forward contracts (highly probable forecasted business combination)
Notional amount (in EUR)				(2,037.3)			(2,037.3)
Average forward rate (EUR / USD)				1.14
Cross-currency swap contracts NOK/EUR (borrowings)
Notional amount (in EUR)						205.3	205.3
Average forward rate (NOK/EUR)						10.75

The impact of the hedging instruments in the Consolidated statement of financial position is as follows:

	Notional amount	Carrying amount	Line item in the Consolidated statement of financial position
	€ million	€ million
As at 31 December 2020
Deal-contingent foreign exchange forward contracts	2,037.3	(151.1)	Other current financial liabilities
Cross-currency swap contracts	205.3	4.9	Other non-current assets

The impact of hedged items in the Consolidated statement of financial position is as follows:

31 December 2020
Hedging reserve
€ million
Highly probable forecasted business combination (*)	(144.3)*
Borrowings - Cross-currency swap term loan	(4.4)

(*) Changes in fair value of the deal-contingent forward in respect of a portion of consideration for the forecasted acquisition of eBay Classifieds Group were recognised in profit or loss (€6.9 million) until this instrument was designated for hedge accounting.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The effect of the cash flow hedge in the Consolidated statement of other comprehensive income is, as follows:

Total hedging gain / loss recognised in OCI (Hedging reserve) € million
As at 31 December 2020
Highly probable forecasted business combination	(144.3)
Borrowings	(4.4)

NOTE 26: EQUITY

Principle
Own equity instruments which are acquired (treasury shares) are deducted from equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of treasury shares. Consideration paid or received is recognised directly in equity.
The transaction costs of issuing or acquiring own equity instruments are accounted for as a deduction from equity, net of any related income tax benefit. The transaction costs incurred across reporting periods (that is, transactions costs incurred in the current reporting period but the equity instruments are not yet issued and will be issued in the future) are deferred until the issued equity instrument is recognised.

The development in share capital and other paid-in equity is set out in the Consolidated statement of changes in equity.

	Total number of shares
	Shares outstanding	Treasury shares	Issued

As at 1 January 2020	684,948,502	-	684,948,502

Increase in treasury shares	(320,000)	320,000	-
Decrease in treasury shares	267,773	(267,773)	-

As at 31 December 2020	684,896,275	52,227	684,948,502

The share capital of Adevinta ASA is NOK136,989,700.40 divided into 684,948,502 ordinary shares, each with a nominal value of NOK0.20.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The Annual General Meeting of 5 May 2020 of Adevinta ASA, granted authorization to the Board to buy-back own shares up to NOK13,698,970 (total nominal value of the shares) with a minimum amount of NOK20 and a maximum amount of NOK750 paid per share. The Board is free to decide on the acquisition method and possible subsequent sale of the shares. The shares may serve as settlement in the company’s share-based incentive schemes, as well as employee share saving plans, and may be used as settlement in acquisitions, and to improve the company’s capital structure. This authorisation is valid until the next Annual General Meeting of the Company in 2021, but in no event later than 30 June 2021.
At the Annual General Meeting of 5 May 2020, it was also resolved to authorise the Board to increase the share capital of Adevinta ASA, cf. the Public Limited Liability Companies Act Section 10‑14 (1). The Board’s authorisation may be carried out on multiple occasions, but not to exceed an aggregate of NOK13,698,970. The Board was further authorised to issue convertible loans to a total amount of NOK7,500,000,000 (or equal in other currencies) whereby the share capital may be increased by a total of NOK13,698,970 as a result of such conversions taking place. Both the Board’s authorisation to increase the share capital and the issuance of convertible loans is restricted so that the aggregate amount cannot exceed 10% of the Adevinta ASA’s share capital at the time of the resolution to issue shares or convertible loans (on the assumption that 100% of the convertible loans would be converted into equity). The authorisation will lapse at the time of the next Annual General Meeting in the company, but no later than 30 June 2021.
In May 2020, Adevinta ASA decided to acquire 320,000 of its own shares at a total purchase price of NOK31.4 million (equivalent to €2.9 million). The purpose of the buybacks was to have treasury shares available for use in connection with settlement in share-based long-term incentive schemes. Adevinta ASA has in 2020 transferred a total of 267,773 treasury shares in connection with long-term incentive schemes (NOK26.2 million, equivalent to €2.4 million).
Adevinta ASA holds 52,227 treasury shares as of 31 December 2020.

NOTE 27: NON-CONTROLLING INTERESTS

		2020
	Location	Non-controlling interest (%)	Profit (loss) attributable to NCI	Dividends paid to NCI	Other	Accumulated NCI
Distilled SCH group	Dublin, Ireland	50.00%	4.8	-	-	19.0
Infojobs Brasil Atividades de Internet Ltda	São Paulo, Brazil	23.77%	(2.6)	-	2.6	(0.0)
Other			(0.4)	-	0.5	0.2
Total			1.8	-	3.1	19.2

“Other” movements mainly correspond to currency translations adjustments.
When put options are granted to holders of non-controlling interests, the related accumulated non-controlling interest is derecognised.

There are no material subsidiaries with non-controlling interest and hence no financial information is disclosed.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 28: SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

The following amounts of interest paid, and interest and dividends received are classified as cash flows from operating activities:

2020
Interest paid	(5.3)
Interest received	0.3
Dividends received	2.2

Aggregate cash flows arising from obtaining control of subsidiaries and businesses:

2020
Cash in acquired companies (note 4)	(0.1)
Acquisition cost other current assets	(0.4)
Acquisition cost non-current assets	(1.9)
Aggregate acquisition cost assets	(2.4)
Equity and liabilities assumed	1.0
Contingent consideration (note 4)	0.5
Deferred consideration (note 4)	0.1
Gross purchase price	(0.8)
Fair value of previously held equity interest (note 4)	0.0
Cash in acquired companies (note 4)	0.1
Settlement of deferred consideration originated in prior periods	(6.7)
Acquisition of subsidiaries, net of cash acquired	(7.4)

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Changes in liabilities arising from financing activities:

	Interest-bearing borrowings	Put obligations	Lease Liabilities
Debt as at 1 January 2020	(201.9)	(2.4)	(66.5)
Cash flows from financing activities
New interest-bearing loans and borrowings (note 22)	(491.3)	-	-
Repayment of interest-bearing loans and borrowings (note 22)	205.1	-	-
Payment of lease liabilities (note 31)	-	-	12.5
Additions (note 23 and 31)	(1,064.6)	-	(47.8)
Foreign exchange adjustments (note 22 and 31)	(5.3)	-	0.4
Other	(3.0)	-	1.4
Debt at 31 December 2020	(1,561.0)	(2.4)	(100.0)

Proceeds from sale of subsidiaries, net of cash sold

2020
Proceeds from sale of subsidiaries	33.3
Cash sold	(2.4)

Proceeds from sale of subsidiaries, net of cash sold	30.9

Within “Cash and cash equivalents” Adevinta holds as at 31 December 2020 €6.2 million of restricted cash related to amounts held in escrow that are in turn related to transactions between buyers and sellers.

NOTE 29: TRANSACTIONS WITH RELATED PARTIES

Principles
The largest shareholder of Adevinta ASA is Schibsted ASA which has a majority ownership interest of 59.28%. Related parties relationships are defined to be the ultimate parent Schibsted ASA, entities outside the Adevinta Group that are under control (either directly or indirectly), joint control or significant influence by Schibsted ASA or Adevinta’s ownership interests in joint ventures and associates.
Related parties are in a position to enter into transactions with the company that would potentially not be undertaken between unrelated parties.
All transactions by Adevinta with related parties have been conducted in accordance with current internal pricing agreements within the Schibsted Group and Adevinta Group.
Adevinta has ownership interests in joint ventures and associates. Transactions with joint ventures and associates are not material for the period covering the consolidated financial statements, except for the loan issued by Adevinta Finance AS, in October 2020, to OLX Brazil joint venture amounting to BRL949.4

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

million (€149.9 million at 31 December 2020) to finance the acquisition of Grupo Zap (note 4 and 18). The loan bears an interest of SELIC + 2% subject to 18 months grace period and has a tenor of 15 years.
Transactions with related parties by Adevinta are largely related to central activities with the Schibsted Group entities such as IT, external staff costs and professional services.
In relation to the expected acquisition of the eBay Classifieds Group, Adevinta has also signed an agreement to sell eBay Classifieds Scandinavia ApS (Denmark) to a subsidiary of Schibsted ASA immediately after its acquisition and will enter into related cost-sharing arrangements, in Adevinta’s view each based on arm’s length market terms and in line with Adevinta’s business strategy.
For remuneration to management, see note 9.
For information on dividend payments and contributions to and from related parties see Consolidated statement of changes in equity.

Transactions with related parties affect the consolidated financial statements as summarised below:

Summary of transactions and balances with other related parties:

2020
Consolidated income statement
Operating revenues	2.7
Other operating expenses	(3.8)
Gross operating profit (loss)	(1.1)
Operating profit (loss)	(1.1)
Financial expenses	-
Profit (loss) before taxes	(1.1)

Consolidated statement of financial position
Trade receivables and other current assets	1.6
Current assets	1.6
Other current liabilities	1.1
Current liabilities	1.1

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Summary of transactions and balances with Bom Negócio Atividades de Internet Ltda (joint venture):

2020
Consolidated income statement
Financial income	0.9
Profit (loss) before taxes	(0.9)
Consolidated statement of financial position
Other non-current assets	149.9
Non-current assets	149.9

NOTE 30: AUDITORS’ REMUNERATION

Details on the fees to the Group’s auditors for the fiscal year 2020:

	Audit services	Other attestation services	Tax advisory services	Other non-audit services	Total
Adevinta Group
EY	0.8	0.4	0.4	0.3	1.9
Other auditors	0.1	0.0	0.1	0.2	0.4
Total	0.9	0.4	0.5	0.5	2.3

Adevinta ASA
EY	0.2	0.3	0.1	0.0	0.6

NOTE 31: LEASE AGREEMENTS

Principle
Adevinta assesses at contract inception whether a contract is, or contains, a lease. For short-term leases and leases of low-value assets, lease payments are recognised on a straight-line basis or other systematic basis over the lease term. All other leases are accounted for under a single on-balance sheet model implying recognition of lease liabilities and right-of-use assets as further described below. The Group separates non-lease components from lease components and accounts for each component separately.
At the commencement date of a lease, a lease liability is recognised for the net present value of remaining lease payments to be made over the lease term. The present value is calculated using the incremental borrowing rate if the interest rate implicit in the lease is not readily determinable. The lease term is the non-cancellable period of a lease together with both periods covered by an option to extend the lease if the Group is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option. Lease payments include penalties for terminating leases if the lease term reflects the exercise of such an option.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

At the commencement date of a lease, a right-of-use asset, representing the right to use the underlying asset during the lease term, is recognised at cost. The cost of the right-of-use asset includes the amount of the lease liability recognised, any initial direct costs incurred, and lease payments made on or before the commencement date less any lease incentives received.
In relation to leases acquired in a business combination, Adevinta measures the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets are measured at an amount equal to the lease liabilities, adjusted to reflect favourable or unfavorable terms of the lease when compared with market terms.
Lease liabilities are subsequently increased by interest expenses, reduced by lease payments made and remeasured to reflect any reassessment or lease modification or to reflect revised in-substance fixed lease payments. A lease modification is a change in the lease term, a change in the assessment of an option to purchase the underlying asset in the context of a purchase option or a change in the future lease payments.
Right-of-use assets are subsequently measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities.
Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful life of the underlying asset.
Adevinta mainly has lease contracts for office buildings and vehicles used in its operations. For most leases of office equipment, such as personal computers, photocopiers and coffee machines Adevinta has applied the recognition exemption for leases of low-value assets (below € 5,000).
Leases of office buildings generally have lease terms between three and 15 years, while motor vehicles generally have lease terms between one and three years.
Estimation uncertainty
The Group has several lease contracts that include extension and termination options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group's business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised.
Adevinta cannot readily determine the interest rate implicit in the lease, therefore it uses its incremental borrowing rate (IBR) to measure lease liabilities. IBR is estimated using observable inputs, such as market interest rates, when available. It is required to make certain entity-specific estimates such as the subsidiary’s stand-alone credit rating.
EFFECTS OF LEASES ON THE CONSOLIDATED FINANCIAL STATEMENTS
The Group's leases are primarily related to office buildings. Leases of cars are also recognised, while leases of office equipment, such as personal computers, photocopiers and coffee machines, to a large degree are considered of low value and not included. There are no significant variable lease payments.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The most significant leases are:

User of the office building	Address	End of lease term
Adevinta Spain and HQ Functions	Ciudad de Granada 150, Barcelona	2028
Adevinta France	85 Rue de Faubourg Saint Martin, Paris	2026
Adevinta France	UFO - 26 Rue des Jeuneurs	2029
Subito Italy	via Benigno Crespi, nr 19 Milano and first floor in via Benigno Crespi , nr 17 Milano	2025
Distilled Ireland	Latin Hall 8, Dublin	2025
Adevinta Product and Tech UK	164-182 Oxford Street, 2nd floor, London	2022

Consolidated Income Statement

2020
Expense related to short-term leases and low value assets	(0.6)
Gross operating profit (loss)	(0.6)
Depreciation of right-of-use asset	(17.2)
Share of profit (loss) of joint ventures and associates	(0.7)
Operating profit (loss)	(18.5)
Sublease financial income	0.0
Interest expense on lease liabilities (note 12)	(2.2)
Agio (disagio)	(0.0)
Profit (loss) before taxes	(20.7)

Consolidated statement of financial position

Carrying amount of right-of-use asset recognised and the movements during the period	Buildings and land	Equipment, furniture and similar assets	Total
As at 1 January 2020	59.7	0.8	60.6
Additions	46.9	0.9	47.8
Disposed through sales of businesses	(0.2)	-	(0.2)
Partial or full termination	(2.0)	(0.0)	(2.0)
Depreciation	(16.1)	(1.1)	(17.2)
Translation differences	(0.3)	-	(0.3)
As at 31 December 2020	88.0	0.6	88.6

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Carrying amount of lease liabilities recognised and the movements during the period
As at 1 January 2020	66.5
Additions	47.8
Disposed through sales of businesses	(0.2)
Partial or full termination	(0.6)
Lease payments	(15.3)
Accretion of interest	2.2
Currency translation	(0.4)
As at 31 December 2020	100.0
Of which current	18.4
Of which non-current	81.6
The addition in 2020 is mainly related to the new office lease in Rue des Jeuneurs "UFO" for Adevinta France.

Maturity analysis of lease liability
<3 months	5.5
3 months to 1 year	16.1
1 to 2 years	18.1
2 to 5 years	45.6
>5 years	30.5
Total	115.8
This table presents undiscounted amounts.

Consolidated statement of cash flows
The following amounts related to leases and net investment in sublease are recognised in the Consolidated statement of cash flows:

2020
Net cash flow from operating activities	(2.8)
Net cash flow from financing activities (note 28)	(12.5)
Total	(15.3)

The principal portion of lease payments are classified as cash flow from financing activities together with the net investment in sublease payments received. The interest portion of lease payments are classified as cash flow from operating activities together with lease payments related to short-term and low-value leases.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

FUTURE CASH OUTFLOWS TO WHICH ADEVINTA IS POTENTIALLY EXPOSED THAT ARE NOT REFLECTED IN THE LEASE LIABILITY
The Group has no significant leases that have not yet commenced as at 31 December 2020.
Set out below are the potential future lease payments relating to periods following the exercise date of extension and termination options that are not included in the lease term:

	Between one and five years	More than five years	Total
Extension options expected not to be exercised	1.5	70.4	71.9
Termination options expected to be exercised	13.0	5.2	18.2
Total	14.5	75.6	90.1

Expenses related to short-term leases are expected to remain insignificant in 2021.

NET INVESTMENT IN SUBLEASE
The net investment in sublease relates to part of the London office.

Net investment in sublease
As at 1 January 2020	-
Additions	3.1
Lease payments received	(0.6)
Accretion of interest	(0.0)
Translation differences	0.0
As at 31 December 2020	2.5
Of which current	1.9
Of which non-current	0.6

NOTE 32: EVENTS AFTER THE BALANCE SHEET DATE

Disposal of Yapo

On 24 February 2021, Adevinta signed an agreement to sell its subsidiary Yapo (Chile) with Frontier Digital Ventures (FDV), a company specializing in online marketplaces in emerging markets. The business of Yapo represented the part of the Group’s Global Markets operating segment. The disposal is in line with Adevinta’s portfolio optimization strategy. The sale was recognized on 24 February 2021.

The disposal of Yapo resulted in a loss of €11.3 million, of which €10.4 million is reclassification of foreign currency translation reserve, with no impact on income tax. The carrying amount of total assets and net assets as at the date of sale were €20.4 million and €17.0 million respectively, of which €17.6 million were intangible assets and €1.2 million were cash.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Disposal of Shpock

On 2 March 2021, Adevinta confirmed that the UK Competition and Markets Authority (CMA) has announced that it considers there are reasonable grounds to believe that the remedies presented by Adevinta and eBay address their concerns in respect of Adevinta’s proposed acquisition of eBay Classifieds Group. The remedies proposed by Adevinta and eBay are the divestment of each company’s primary classifieds operations in the UK: Shpock, Gumtree (UK) and Motors.co.uk. These remedies have been proposed in response to the competition concerns raised by CMA on 16 February 2021.

In accordance with Adevinta’s intention to sell Shpock, the operations were at the time of announcement classified as held for sale. The Shpock operations represented the part of the Group’s Global Markets operating segment. On 2 June 2021 Shpock was sold to Russmedia Equity Partners.

Being classified as held for sale, the disposal group was measured at the lower of its carrying amount and fair value less costs to sell. In relation to this, impairment loss amounted to €20.4 million and was allocated to goodwill and other intangible assets (€1.7 million and €18.7 million, respectively) and related deferred tax liabilities derecognised amounted to €4.6 million in 2021.

The disposal of Shpock resulted in a loss of € 33.1 million, with no impact on income tax, due to restructuring made in the second quarter of 2021 in accordance with the execution of the sales agreement. The carrying amount of total assets and net assets as at the date of sale were €38.5 million and €33.1 million respectively, of which €9.0 million was intangible assets and €26.7 million cash.

Acquisition of eCG

On 25 June 2021, the Group acquired 100% of eBay Classifieds Group, a leading digital classifieds brand across 13 countries, including Germany, Denmark (subsequently sold immediately after closing, see below), Canada, the Netherlands, Belgium, the United Kingdom and Australia. Headquartered in Amsterdam, the Netherlands, eBay Classifieds consists of multiple platforms offering online classifieds listings across motors, real estate and general classifieds. Germany, the Netherlands and Canada are eBay Classifieds’ largest markets. eBay Classifieds’ platforms operate under a number of brands, most significantly Mobile.de, eBayK, Marktplaats, Kijiji and Gumtree.

Following the closing of the Transaction, the Group expects to be the world’s largest online classifieds company (excluding China) based on revenues generated from online classifieds listings and advertisements. The Group will connect buyers seeking goods or services with a large base of sellers.

The Group will operate generalist (which cover consumer goods, often alongside motor, real estate and jobs) as well as vertical (which focus on one of the key monetizable categories: motors, real estate and jobs and typically rely heavily on professional sellers paying listing fees as an important revenue stream) online classifieds sites with leading market positions in 16 countries around the world, based on number of visits, that are accessible via desktop, mobile and dedicated apps. Adevinta and eBay Classifieds are highly complementary businesses and the Company expects to benefit from synergies, including across vertical and generalist online classifieds sites.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Detail of the purchase consideration, the net assets acquired and goodwill are as follows:

€ million
Purchase consideration
Cash	2,139.5
Adevinta’s shares issued	9,022.9
Cash flow hedge reserve released	88.4
Total purchase consideration	11,250.8

The purchase consideration includes cash consideration of USD 2,500 million, 539,994,479 Adevinta shares, and a closing contribution adjustment of USD 53.7 million.
The fair value of the 539,994,479 shares issued as part of the consideration paid for eBay Classified Group (EUR 9,022.9 million) was measured at Adevinta’s Norwegian Krone closing share price on 24 June 2021. Issue costs of EUR 0.3 million which were directly attributable to the issue of the shares have been netted against the deemed proceeds.
On 24 June 2021 the valuation of the deal contingent forwards with an aggregate notional amount of USD 2,500 million was negative EUR 95 million of which EUR 88 million was recognised in equity as a hedge reserve. When the hedging instruments were closed out on the date of the acquisition, the hedge reserve accumulated in equity was included as part of the consideration.
The provisionally determined fair values of the assets and liabilities of eCG as at the date of acquisition are as follows:

€ million
Cash	66.0
Trade and other receivables	117.6
PPE and right of use assets	34.7
Intangible assets: trademarks	3,544.3
Intangible assets: customer contracts	450.0
Intangible assets: technology	272.0
Intangible assets: other	4.2
Long-term investments	14.8
Deferred tax asset	19.0
Assets classified as held for sale	388.0
Current liabilities	(144.9)
Deferred tax liabilities	(1,146.4)
Other non-current liabilities	(10.9)
Liabilities of a disposal group classified as held for sale	(25.1)
Net identifiable assets acquired	3,583.3
Add: goodwill	7,667.6
Net assets acquired	11,250.9

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

The goodwill is attributable to the workforce, future customer growth and synergies, including across vertical and generalist online classifieds sites. It will be deductible for tax purposes.
Acquisition-related costs of EUR 28.5 m and EUR 34.8 m were included in other income and expenses in the statement of profit or loss in the reporting period ending 31 December 2020 and 30 June 2021, respectively.
At the time the consolidated financial statements were authorised for issue, the group had not yet completed the accounting for the acquisition of eCG. In particular, the fair values of the assets and liabilities disclosed above have only been determined provisionally as the independent valuations have not been finalised. It is also not yet possible to provide detailed information about each class of acquired receivables and any contingent liabilities of the acquired entity.
Assets and liabilities of Gumtree UK and Motors.co.uk were classified as subsidiaries acquired with a view to resale upon acquisition and presented as held for sale within the net identifiable assets acquired.

Disposal of eBay Denmark

The assets and liabilities of Danish businesses of eCG (‘eBay Denmark’) were at closing of the eCG transaction classified as held for sale and presented as such within the net identifiable assets of eCG acquired. Immediately after closing, eCG Denmark was sold to a subsidiary of Schibsted for a consideration of €294.7 million corresponding to the carrying amount of the net assets sold and hence no gain or loss or income tax were recognized related to the sale.

At the date of sale the fair value less costs of disposal of eBay Denmark was €294.7 million, the fair value of total identifiable liabilities and the ascertained value of total assets were €6.4 million and €301.2 million, respectively.

Repurchase of shares by Adevinta ASA

On 3 March 2021 a buy-back programme was announced. The duration of this programme will be no longer than 2 April 2021 and the size of the programme is up to 1,700,000 shares. Further information of this programme is published on our website.
In April and May of 2021 213,193 own shares were transferred to employees in connection with share based Incentive Plans and 168,991 own shares were sold through a broker in the open market to cover the participant's tax liabilities in relation to the Incentive Programme. Total value of shares was €5 million.

Issue of new shares by Adevinta ASA

On 24 June 2021 the company issued 539,994,479 ordinary shares (of them 342,474,251 Class A shares and 197,520,228 Class B shares). The issue of Class A shares was registered with Oslo Bors on 28 June 2021.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

New financing

Immediately prior to completion of the acquisition of eCG the proceeds of the Notes of €1,060 million (see note 22) were released from escrow, and the Term Loan B of USD 506 million and € 900 million (see note 22) was funded.

Adevinta entered into a multicurrency revolving facility of €450 million (see note 22). On 24 June 2021 the facility was drawn €150 million.

The proceeds from the Term Loan B, the multicurrency credit facility, and the Notes were used to, among other things, fund a portion of the cash consideration for the acquisition of eCG and repay existing debt. On 24 June 2021 Adevinta settled the existing term loan of NOK 2,150 million and the revolving credit facility of € 290 million with Nordic and international banks.

Changes in ownership

On 14 July 2021, the agreement between eBay and Permira was announced, which will see eBay sell approximately 125 million shares of Adevinta to funds advised by Permira. This represents a 10.2% stake in Adevinta. On closing of this transaction, eBay will own 415 million shares, representing a 34% stake in Adevinta.

eBay has additionally granted Permira a 30-day option to purchase an additional 10 million shares at the same price. On 29 July 2021, Permira exercised the option which will reduce eBay’s ownership in Adevinta to 33% on closing the transaction.

The transaction is expected to close in the fourth quarter of 2021, once Foreign Direct Investment approvals are secured.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Covid pandemic

The duration and extent of the pandemic and related financial, social and public health impacts of the Covid pandemic remain uncertain. Disclosures on the potential impacts that this uncertainty may have on reported figures in future periods have been included in note 3.

Other than the matters described above, no further matters have arisen since the end of the year which have significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in future financial periods.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

NOTE 33: OWNERSHIP

Subsidiaries	Country of incorporation	% holding
Finderly GmbH	Austria	100.0%
Adevinta OOO	Belarus	100.0%
Editora Balcão Ltda	Brazil	100.0%
Infojobs Brasil Atividades de Internet Ltda	Brazil	76.2%
Yapo.cl SpA	Chile	100.0%
SAS ARGUS CI	Ivory Coast	100.0%
Adevinta France SASU	France	100.0%
SCM Local SASU	France	100.0%
LBC France SASU	France	100.0%
Locasun SARL	France	100.0%
Paycar SAS	France	68.8%
Pilgo SAS	France	100.0%
LBC Dévéloppement SASU	France	100.0%
Adevinta Product & Tech France SASU	France	100.0%
LBC Vertical	France	100.0%
MB Diffusion SAS	France	100.0%
SAS SNEEP	France	100.0%
SAS SFD	France	66.0%
VIDE Dressing GmbH	Germany	100.0%
MBDE GmbH	Germany	100.0%
Adevinta Classified Media Hungary Kft.	Hungary	100.0%
Adevinta Classified Media Ireland Ltd	Ireland	100.0%
Distilled SCH Ltd	Ireland	50.0%
Distilled SCH Shared services Ltd	Ireland	50.0%
Distilled SCH Nominees Ltd	Ireland	50.0%
Distilled Financial Services Ltd	Ireland	50.0%
Daft Media Ltd	Ireland	50.0%
Adverts Marketplace Ltd	Ireland	50.0%
Done Deal Ltd	Ireland	50.0%
Skupe Net Ltd	Ireland	50.0%
Subito.it S.r.l	Italy	100.0%
IM S.r.l.	Italy	100.0%
InfoJobs Italia S.r.l	Italy	100.0%
ASM Classificado de Mexico SA De CV	Mexico	100.0%
SARL AU ARGUSED	Morocco	100.0%
Adevinta Oak Holdings B.V.	Netherlands	100.0%
Adevinta Netherlands NV	Netherlands	100.0%
Hebdo Mag Brazil Holdings BV	Netherlands	100.0%
Le Rouge Holding B.V.	Netherlands	100.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

SnT Netherlands BV	Netherlands	100.0%
Adevinta Finance AS (formerly Schibsted Classified Media AS)	Norway	100.0%
Adevinta Products and Technology AS (formerly Schibsted Marketplaces Products and Technology AS)	Norway	100.0%
Adevinta Ventures AS (formerly Schibsted Marketplaces Invest AS)	Norway	100.0%
SnT Classified ANS	Norway	100.0%
Marketplaces Austria Holding AS	Norway	100.0%
Adevinta Products & Technology SLU	Spain	100.0%
Adevinta Information Services S.L. (formerly SMG News and Publications SL)	Spain	100.0%
Adevinta Holdco Spain SLU	Spain	100.0%
Adevinta Ibérica SLU	Spain	100.0%
Locasun Spain SLU	Spain	100.0%
SnT Spain Clasificados Online S.L.	Spain	100.0%
Adevinta Spain SLU	Spain	100.0%
Infobras Spain SL	Spain	76.2%
Jobisjob SLU	Spain	100.0%
Schibsted Marketplaces Products and Technology AB	Sweden	100.0%
Adevinta Ventures AB	Sweden	100.0%
Adevinta Growth Partner AB	Sweden	100.0%
Adevinta Products & Technology UK Limited	United Kingdom	100.0%
Adevinta UK Ltd	United Kingdom	100.0%
Shpock Services LKH Ltd	United Kingdom	100.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Joint Ventures	Country of incorporation	% holding
willhaben internet service GmbH & Co KG	Austria	50.0%
Car4You GmbH	Austria	50.0%
willhaben internet service GmbH	Austria	50.0%
Autopro24 Datenmanagement GmbH	Austria	50.0%
Bom Negócio Atividades de Internet Ltda	Brazil	50.0%
ZAP S.A. Internet	Brazil	50.0%
Vivareal Internet Ltda.	Brazil	50.0%
Geoimovel Tecnologia e informacao imobiliaria Ltda.	Brazil	50.0%
Suahouse.com Tecnologia e Gestao imobaliaria Ltda	Brazil	50.0%
DataZap S.A. Intellgencia imobiliaria	Brazil	50.0%
Infoprop Brasil Technologia Ltda	Brazil	50.0%
Facher Tecnologia Ltda	Brazil	50.0%
OLX Meios de Pagamento, Ltda	Brazil	50.0%
Silver Brazil JVCO BV	Netherlands	50.0%

Associate companies	Country of incorporation	% holding
SARL SNEEP ALGERIE	Algeria	49.0%
Younited SA	France	10.5%
703 Search BV	Netherlands	31.5%
CustoJusto Unipessoal Lda	Portugal	30.0%

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

DEFINITIONS AND RECONCILIATIONS
The consolidated financial information is prepared in accordance with international financial reporting standards (IFRS). In addition, the Group presents alternative performance measures (APM). The APMs are regularly reviewed by management and their aim is to enhance stakeholders’ understanding of the Group’s performance.
APMs should not be considered as a substitute for or superior measures of performance in accordance with IFRS. APMs are calculated consistently over time and are based on financial data presented in accordance with IFRS and other operational data as described below. As APMs are not uniformly defined, the APMs set out below might not be comparable with similarly labelled measures by other companies.

Measure	Description	Reason for including
EBITDA/Gross operating profit (loss)	EBITDA is earnings before other income and expenses, impairment, joint ventures and associates, interest, tax and depreciation and amortisation. The measure equals gross operating profit (loss).
Shows performance regardless of capital structure, tax situation and adjusted for income and expenses related to transactions and events not considered by management to be part of operating activities. Management believes the measure enables an evaluation of operating performance.

EBITDA excl. Investment phase
EBITDA excl. Investment phase is earnings before other income and expenses, impairment, joint ventures and associates, interest, tax, depreciation and amortisation excl. Investment phase. This measure equals gross operating profit (loss) from developed operations. The excluded operations are characterised by growth phase with large investments in market positions, immature monetisation rate and sustainable profitability has not been reached.

Shows performance regardless of capital structure, tax situation and adjusted for income and expenses related to transactions and events not considered by management to be part of operating activities to convey information of segment profitability in developed phase operations. Management believes the measure enables an evaluation of operating performance.

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Reconciliation of EBITDA (earnings before other income and expenses, impairment, joint ventures and associates)	Year
2020
Gross operating profit (loss)	182.5
= EBITDA (before other income and expenses, impairment, JVs and associates)	182.5

Reconciliation of EBITDA (earnings before other income and expenses, impairment, joint ventures and associates) excl. Investment phase	Year
2020
Gross operating profit (loss)	182.5
- EBITDA Investment phase	(16.8)
= EBITDA excl. Investment phase	199.3

Developed Phase and Investment Phase

Developed Phase
Consolidated Subsidiaries	Joint ventures and associates
•France: leboncoin, MB Diffusion, Avendrealouer, Videdressing, Locasun, PayCar, L’Argus and Pilgo
•Spain: Coches.net, Motos.net, Fotocasa, Vibbo, Milanuncios, InfoJobs and Habitaclia
•Italy: Subito and InfoJobs
•Ireland: Daft, Done Deal and Adverts
•Hungary: Hasznaltauto and Jofogas
•Colombia: Fincaraiz (sold in Q4 2020)
•Brazil: Infojobs
•Austria: willhaben •Brazil: OLX, Anapro and Grupo Zap •France: Younited

Adevinta ASA
Notes to the Consolidated Financial Statements
31 December 2020

Investment Phase
(Investment phase operations are characterised by growth phase with large investments in market positions, immature monetisation rate and sustainable profitability has not been reached)

Consolidated Subsidiaries	Joint ventures and associates
•Shpock in markets: Austria, Germany and United Kingdom
•Chile: Yapo
•Mexico: Segundamano
•Morocco: Avito (sold in Q4 2020)
•Belarus: Kufar
•Dominican Republic: Corotos (sold in Q2 2020)
•Tunisia: Tayara (sold in Q4 2020)
•Indonesia: OLX (sold in Q4 2020) •Portugal: Custo Justo (associate from Q3 2018)

Currency rates used when converting profit or loss	2020
Pound sterling (GBP)	1.1253
Brazilian Real (BRL)	0.1721